                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

            UNIPROP MANUFACTURED HOUSING COMMUNITIES INCOME FUND
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)


             UNIPROP MANUFACTURED HOUSING COMMUNITIES INCOME FUND
-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [ ] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
or Item 22(a)(2) of Schedule 14A.

    [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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    [ ] Fee paid previously with preliminary materials.

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    [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

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    (2) Form, schedule or registration statement no.:

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    (3) Filing party:

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    (4) Date filed:

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
              UNIPROP MANUFACTURED HOUSING COMMUNITIES INCOME FUND




December 4, 1996



Dear Limited Partners:

Please find enclosed the following important proxy information related to your investment in Uniprop Manufactured Housing Communities Income Fund.


     - Notice of Special Meeting of the Limited Partners to be held on January 23, 1997.


     -  Proxy Statement (with exhibits)


     -  1995 10-K and 3rd quarter 1996 10-Q


     -  Proxy Vote Card

The General Partner encourages all Limited Partners to review carefully the enclosed information. YOUR VOTE IS IMPORTANT. Please execute and return the enclosed proxy vote card promptly, whether or not you intend to be present at the special meeting.

                                Paul M. Zlotoff,
                                as general partner of P.I. Associates,
                                General Partner of
                                Uniprop Manufactured Housing
                                Communities Income Fund

              UNIPROP MANUFACTURED HOUSING COMMUNITIES INCOME FUND
                         A MICHIGAN LIMITED PARTNERSHIP
               280 DAINES, SUITE 300, BIRMINGHAM, MICHIGAN  48009
                 _____________________________________________

        NOTICE OF SPECIAL MEETING OF THE LIMITED PARTNERS TO BE HELD ON

                               JANUARY 23, 1997



     NOTICE IS HEREBY GIVEN that a special meeting of the limited partners (the "Limited Partners") of Uniprop Manufactured Housing Communities Income Fund, a Michigan limited partnership (the "Partnership"), will be held at the offices of the Partnership at 280 Daines, Suite 300, Birmingham, Michigan 48009, on Thursday, January 23, 1997, at 10:00 a.m., or at any postponement or adjournment thereof (the "Special Meeting"), for the following purposes, as more fully described in the attached Proxy Statement:



     1. To consider and act upon the following proposals and to amend the Partnership's Agreement of Limited Partnership as amended (the "Partnership Agreement") as necessary to carry them out:


     - to authorize the Partnership to enter into a financing (the "Financing"), whereby the Partnership would borrow between $33,000,000 and $34,000,000, secure the borrowing with mortgages on its properties, to return in full the Limited Partners' capital contributions, and to make various changes to the Partnership Agreement to accommodate the Financing as more fully described in the Proxy Statement;

     - to amend the Partnership Agreement to permit the Partnership to undertake the Financing notwithstanding that it may reduce Net Cash from Operations (as defined in the Partnership Agreement) distributed to the Limited Partners in the year in which the Financing occurs below $3,000,000;


     - to authorize the Partnership to pay, on an ongoing basis, a distribution to the General Partner equal to one-fourth of 1% quarterly of the appraised value of the properties of the Partnership, as determined from time to time (equal to $514,000 annually based on current appraisals) (the "Partnership Management Distribution"); and


     - to authorize the Partnership to pay a fee out of the net proceeds of the Financing equal to 1% of the gross proceeds of the Financing (i.e., between $330,000 and $340,000) to an affiliate of the General Partner for its services in arranging the Financing.

and to consider and approve such actions as are necessary and appropriate to effectuate the foregoing, all as more fully described in the Proxy Statement accompanying this Notice.

     THE EFFECTIVENESS OF EACH PROPOSAL IS CONDITIONED ON THE APPROVAL OF ALL OF THE OTHER PROPOSALS. ACCORDINGLY, A VOTE AGAINST ONE PROPOSAL WILL HAVE THE EFFECT OF A VOTE AGAINST ALL OF THE PROPOSALS AS A GROUP.

     2. To consider and act upon such other matters, if any, as may properly come before the Special Meeting.

     If the proposals are adopted and implemented, the proposals will:

     - result in the payment of debt service by the Partnership and substantially reduce cash distributions from the Partnership to the Limited Partners;

     -    authorize the payment by the Partnership to the General
          Partner of an ongoing quarterly distribution equal to one-fourth of 1% of the appraised value of the properties of the Partnership, contrary to the current provisions of the Partnership Agreement; and

     - authorize the payment by the Partnership of a fee equal to 1% of the gross proceeds of the Financing to an affiliate of the General Partner, contrary to the current provisions of the Partnership Agreement, with the result that the Limited Partners will receive approximately $11.33 less per Unit from the net proceeds of the Financing than they would receive if such fee were not paid to an affiliate of the General Partner.

     The General Partner is subject to the following conflicts of interest in connection with the proposals:


     - The successors to the Sellers (as defined in the Partnership Agreement), which are most of the partners of the General Partner, would receive $1,500,000 in partial payment of the Contingent
          Purchase Price of the properties originally acquired by the Partnership sooner than they would if the Financing did not now occur;


     - the General Partner would receive the Partnership Management Distribution, which is not currently provided for in the Partnership Agreement;

     - an affiliate of the General Partner would receive a finance fee equal to 1% of the gross proceeds of the Financing for services rendered by it in connection with the Financing, the payment of which fee is not currently authorized in the Partnership Agreement; and

     - the General Partner has not retained an unaffiliated representative to act on behalf of the Limited Partners.


     Manufactured Housing Services, Inc., the Partnership's consultant pursuant to a Consulting Agreement dated February 10, 1986, entered into at the time the Units were offered to the public, has delivered to the Partnership and General Partner a letter dated November 26, 1996 that states, in relevant part, that, subject to and based upon the matters set forth therein, the Consultant affirmatively recommends for the Financing, the proposed amendments to the Partnership Agreement, and the proposed creation of a $500,000 reserve described in the Proxy Statement.



     The General Partner has fixed the close of business on September 25, 1996 as the record date for determining the Limited Partners entitled to notice of and to vote at the Special Meeting.

     You are cordially invited to attend the Special Meeting in person. To ensure your representation at the Special Meeting, however, please promptly complete, date, sign and return the enclosed proxy in the accompanying envelope. If you should decide to attend the Special Meeting and vote your Partnership Units in person, you may revoke your proxy at that time.


     Requests for information regarding the attached Proxy Statement can be directed to the General Partner's Investor Relations Department, at 280 Daines, Suite 300, Birmingham, Michigan 48009, telephone number (810) 645-9220.



                                Paul M. Zlotoff,
                                as general partner of P.I. Associates,
                                General Partner of
                                Uniprop Manufactured Housing
                                Communities Income Fund

Birmingham, Michigan

December 4, 1996


     YOUR VOTE IS IMPORTANT. PLEASE EXECUTE AND RETURN THE ENCLOSED PROXY PROMPTLY, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE SPECIAL MEETING.

                               PROXY STATEMENT

            UNIPROP MANUFACTURED HOUSING COMMUNITIES INCOME FUND
                       A MICHIGAN LIMITED PARTNERSHIP
              280 DAINES, SUITE 300, BIRMINGHAM, MICHIGAN 48009
                ____________________________________________

                     SPECIAL MEETING OF LIMITED PARTNERS


                       TO BE HELD ON JANUARY 23, 1997


                                INTRODUCTION



     This Proxy Statement is being furnished in connection with the solicitation of proxies from the limited partners (the "Limited Partners") of Uniprop Manufactured Housing Communities Income Fund, a Michigan limited partnership (the "Partnership"), by P.I. Associates, the general partner of the Partnership (the "General Partner"), for use at a special meeting of the Limited Partners to be held at the offices of the Partnership at 280 Daines, Suite 300, Birmingham, Michigan 48009, on January 23, 1997, at 10:00 a.m., or at any postponement or adjournment thereof (the "Special Meeting"). This Proxy Statement and the enclosed Revocable Proxy are first being mailed to the Limited Partners on or about December 10, 1996. The date of this Proxy Statement is December 4, 1996.


THE PROPOSALS


     At the Special Meeting, the Limited Partners will be asked to act upon the following proposals and to amend the Agreement of Limited Partnership of the Partnership, as amended (the "Partnership Agreement") as necessary to carry them out:



      - to borrow between $33,000,000 and $34,000,000 and to secure the borrowing with mortgages on its properties (the "Financing"), to distribute $30,000,000 of the net proceeds of the borrowing to the Limited Partners ($1,000 per unit of limited partnership interest) and approximately $1,500,000 to certain partners of the General Partner in partial payment of the Contingent Purchase Price described in the Prospectus of the Partnership dated September 24, 1985 (the "Prospectus"), and to make various changes to the Partnership Agreement to accommodate the Financing;


      - to amend the Partnership Agreement to permit the Partnership to undertake the Financing notwithstanding that it may reduce Net Cash from Operations (as defined in the Partnership Agreement) distributed to the Limited Partners in the year in which the Financing occurs below $3,000,000;

     - to pay a quarterly distribution to the General Partner equal to one-fourth of 1% of the appraised value of the properties held by the Partnership, as determined from time to time (equal to $514,000 annually based on current appraisals (the "Partnership Management Distribution"); and

     - to pay a fee from the net proceeds of the Financing equal to 1% of the gross proceeds of the Financing (i.e. between $330,000 and $340,000) to an affiliate of the General Partner for its services in arranging the Financing.


IT IS A CONDITION TO THE IMPLEMENTATION OF EACH OF THE PROPOSALS, AND THE CORRESPONDING AMENDMENTS TO THE PARTNERSHIP AGREEMENT, THAT ALL OF THE PROPOSALS BE APPROVED BY THE LIMITED PARTNERS. See "The Proposals" for more detailed information regarding each of the proposals.

     If the proposals are adopted and implemented, the proposals will:

     - result in the payment of debt service by the Partnership and substantially reduce cash distributions from the Partnership to the Limited Partners;

     -    authorize the payment by the Partnership to the General
          Partner of a quarterly ongoing distribution equal to one-fourth of 1% of the appraised value of the properties of the Partnership, as determined from time to time, contrary to the current provisions of the Partnership Agreement;

     - authorize the payment by the Partnership of a fee equal to 1% of the gross proceeds of the Financing to an affiliate of the General Partner, contrary to the current provisions of the Partnership Agreement, with the result that the Limited Partners will receive approximately $11.33 less per Unit from the net proceeds of the Financing than they would receive if such fee were not paid to an affiliate of the General Partner.

     The General Partner is subject to the following conflicts of interest in connection with the proposals:


     - most of the partners of the General Partner would collectively receive $1,500,000 in partial payment of the Contingent Purchase Price of the properties originally acquired by the Partnership sooner than they would if the Financing did not now occur;


     - the General Partner would receive the Partnership Management Distribution, which is not currently provided for in the Partnership Agreement;

     - an affiliate of the General Partner would receive a finance fee equal to 1% of the gross proceeds of the Financing for services rendered by it in connection with the Financing, the payment of which fee is not currently authorized in the Partnership Agreement; and

     - the General Partner has not retained an unaffiliated representative to act on behalf of the Limited Partners.

   See the section entitled "Conflicts of Interest" for a more detailed discussion of these matters.


Manufactured Housing Services, Inc., the Partnership's consultant (the "Consultant") pursuant to a Consulting Agreement dated February 10, 1986, entered into at the time the units of limited partnership interest (the "Units") were offered to the public, has delivered to the Partnership and General Partner a letter (the "Consultant's Advice") dated November 26, 1996 that states, in relevant part, that, subject to and based upon the matters set forth therein, the Consultant affirmatively recommends for the Financing, the proposed amendments to the Partnership Agreement, and the proposed creation of a $500,000 reserve described elsewhere in this Proxy Statement. See "Consulting Agreement and Statement of Positive Recommendation of Consultant" for a more detailed discussion of these matters. A copy of the Consultant's Advice is attached hereto as Exhibit B.


     The General Partner believes that the proposals are advantageous and fair to the Limited Partners. The General Partner has proposed the Financing because:


     - it provides a complete return of all capital contributions to the Limited Partners;

     -    it enables the Partnership to continue its operations;

     - it should allow the complete return of the Limited Partners' original capital contributions without the Limited Partners' having any current taxable income from such return, whereas a sale of the properties, and liquidation of the Partnership would result in taxable income to a Limited Partner to the extent of the sum of
          (i) the Limited Partner's share of Partnership taxable income from the sale and (ii) the excess of (A) the amount distributed to the Limited Partner in the liquidation over (B) the Limited Partner's tax basis in its Units (as increased by the Limited Partner's share of Partnership taxable income).

     In addition, notwithstanding the complete return of original capital contributions to the Limited Partners, the Partnership will continue to own and operate its properties and expects to be able to continue to pay cash distributions to the Limited Partners, although in amounts substantially lower than in the past. Limited Partners will continue to have an interest in the Partnership because their original capital contributions have appreciated since their initial investments were made. Only the original capital contribution is proposed to be returned at this time; the appreciation component would remain invested in the Partnership with tax thereon deferred until such time as there is a sale or other disposition of Partnership property.

     Because the Limited Partners have received their full preferred return equal to 10% of their Adjusted Capital Contributions (as defined in the Partnership Agreement) in each year of Partnership operations (the "Preferred Return"), the General Partner has in each year earned an Incentive Management Interest (as defined in the Partnership Agreement) equal to 20% of Net Cash from Operations (as defined in the Partnership Agreement). The General Partner expects that if the Financing is approved, the amount received by the General Partner pursuant to its Incentive Management Interest will be reduced by more than 80% in the initial years following the Financing and by more than 50% in subsequent years. However, the Financing, if approved, will in no way reduce the duties and obligations of the General Partner. To compensate the General Partner for its loss of income, the General Partner is proposing the approval of the Partnership Management Distribution, which is based on the appraised value of the properties. The sum of the Partnership Management Distribution and the Incentive Management Interest payable to the General Partner in each year if the Financing is approved may be higher or lower than, but is expected to be approximately equal to, the Incentive Management Interest payable in that year to the General Partner if the Financing is not approved. Like the Incentive Management Interest, the Partnership Management Distribution would be paid only to the extent that there was sufficient Net Cash From Operations (as defined in the Partnership Agreement) to pay it.

     The General Partner believes that the proposals are more advantageous to the Partnership than other alternatives considered by the General Partner, namely selling the assets of the Partnership and distributing the proceeds, or continuing the business of the Partnership in accordance with its existing business plan. See "Recommendation of General Partner" for a more detailed discussion of these matters.

     AMENDMENTS TO THE PARTNERSHIP AGREEMENT


     A copy of the proposed Second Amendment to Agreement of Limited Partnership (the "Second Amendment") containing the amendments to the Partnership Agreement is attached hereto as Exhibit A. The description of the Partnership Agreement and the Second Amendment in this Proxy Statement is qualified in its entirety by the provisions of the Partnership Agreement and the Second Amendment, and the Limited Partners are urged to review carefully such documents with their attorneys, accountants and investment advisers.


        VOTING REQUIREMENT

     Under the Partnership Agreement, the affirmative vote of Limited Partners holding more than 50% of the outstanding Units is necessary for the adoption of Proposals No. 2, No. 3 and No. 4. The General Partner is submitting Proposal No. 1 to a vote of the Limited Partners notwithstanding that such a vote is not required by the Partnership Agreement in order to determine whether the Limited Partners favor the Financing. NONE OF THE PROPOSALS WILL BE IMPLEMENTED UNLESS ALL OF THE OTHER PROPOSALS ARE APPROVED BY THE LIMITED PARTNERS. ACCORDINGLY, A VOTE AGAINST ONE PROPOSAL WILL HAVE THE EFFECT OF A VOTE AGAINST ALL OF THE PROPOSALS AS A GROUP.

APPRAISAL RIGHTS AND ACCESS TO PARTNERSHIP RECORDS

     Neither the Partnership Agreement nor Michigan law provides any right for Limited Partners to have their respective Units appraised or redeemed in connection with or as a result of the implementation of the proposals. Therefore, while each Limited Partner has the opportunity to make an individual decision on whether or not to vote for any of the proposals, a Limited

Partner who votes against the proposals will have no right to have its Units redeemed for cash if the proposals are approved.

     Under Michigan law, any Limited Partner is entitled, upon reasonable request and at such Limited Partner's expense, to inspect and copy during the Partnership's normal business hours a list of the name and address of each partner of the Partnership. Under the Partnership Agreement, any Limited Partner is entitled (i) to inspect and examine the Partnership's books and records of account upon reasonable notice (e.g., written or telephone notice received one week in advance of proposed examination) during business hours, and (ii) to receive by mail, upon written request to the Partnership and at such Limited Partner's sole cost and expense, a copy of the list of the names and addresses of the Limited Partners and the number of Units owned by each of them, provided that such request is for a purpose reasonably related to such Limited Partner's interest in the Partnership.

     Under the federal proxy rules, a Limited Partner may request that the Partnership provide such Limited Partner with a list of Limited Partners or mail soliciting materials to other Limited Partners. The Partnership may either provide the list or mail the materials. If the Partnership provides such a list, the Limited Partner must undertake that such Limited Partner will not use the list information for any purpose other than to solicit Limited Partners with respect to the subject matter of the meeting. The Limited Partner must also return the list without retaining any copies thereof.

                    MATERIAL DIFFERENCES AND RISK FACTORS


     If the proposals are adopted and implemented, the Units will be modified in the following material ways:

     Reduce Net Cash From Operations Available for Distribution. The Partnership Agreement provides for distributions of Net Cash from Operations to the Limited Partners. If the Partnership undertakes the Financing, the Limited Partners would receive substantially less Net Cash from Operations because the Partnership would apply more cash from operations to mortgage payments. Limited Partners may receive distributions equal only to $10 per Unit annually, or approximately 10% of what they have received in prior years.

     Increase Risk of Loss of Remaining Investment. By undertaking the Financing, there is a risk that the Partnership will be unable to make its mortgage payments, with the result that the mortgages on the Partnership's properties may be foreclosed. In such an event, the gain deferred at the time of the Financing would be recognized in an amount equal to the excess of the outstanding balance of the Financing over the adjusted basis of the Partnership's property, and the Limited Partners' remaining investment in the Partnership would likely be lost. See "The Proposals."

     Authorize Additional Fee to Affiliate of General Partner. The Partnership would be authorized to pay to an affiliate of the General Partner a finance fee for its services in connection with the Financing in an amount equal to 1% of the amount borrowed, or approximately $330,000 to $340,000. Under the Partnership Agreement as it exists on the date hereof there is no specific authorization for the payment of such a fee. Accordingly, the payment of such a fee must be authorized in an amendment to the Partnership Agreement. If the payment of this fee to an affiliate of the General Partner were not authorized, the Partnership would be required to distribute the amount of the fee to the Limited Partners. See "The Proposals: Proposal No. 4: Payment of Finance Fee to Affiliate of General Partner."

    Authorize Additional Distribution to General Partner. The Partnership would be authorized to pay the General Partner a quarterly Partnership Management Distribution. Under the Partnership Agreement as it exists on the date hereof there is no specific authorization for the payment of such a distribution. Accordingly, the payment of such a distribution must be authorized in an amendment to the Partnership Agreement. If the payment of this distribution is not authorized, the Partnership would be required to distribute the amount of the distribution as Net Cash from Operations, with the result that 80% of such sum would likely be paid to the Limited Partners and 20% would likely be paid to the General Partner. See "The Proposals: Proposal No. 3:
Payment of Partnership Management Distribution to General Partner."

     Partnership Agreement Would Be Amended to Permit Financing. The Partnership Agreement limits financings to those which can be accomplished without causing Net Cash from Operations distributable to the Limited Partners to fall below $3,000,000. This provision of the Partnership Agreement, which might prohibit the Financing if it occurred in 1997, would be eliminated from the Partnership Agreement. See "The Proposals - Amendment of the Partnership Agreement Provision Regarding Financings."


     General Partner's Conflicts of Interest. The General Partner is accountable to the Partnership as a fiduciary and consequently must exercise good faith and integrity in handling Partnership affairs. The General Partner has conflicts of interest in recommending the approval of the proposals since it would receive a distribution and its affiliate would receive a fee not previously contemplated and because certain affiliates of the General Partner would receive a portion of a Contingent Purchase Price (as defined in the Partnership Agreement) upon the consummation of the Financing. The General Partner has not retained an unaffiliated representative to act on behalf of the Limited Partners. See "Conflicts of Interest."


                          VOTING RIGHTS AND PROXIES

COMPLETION OF PROXIES

        The Proxy accompanies this Proxy Statement. THE PROXY SHOULD BE COMPLETED, EXECUTED, DATED AND RETURNED AS SOON AS POSSIBLE TO THE GENERAL PARTNER IN THE ENCLOSED, POSTAGE-PREPAID ENVELOPE WHICH IS ADDRESSED AS
   FOLLOWS:

                     Uniprop, Inc., c/o Resource/Phoenix
                            2401 Kerner Boulevard
                         San Rafael, CA  94901-5529

Returned Proxies fully completed will be voted by the General Partner as directed in the Proxies; returned Proxies that do not give directions as to proposals will be voted FOR the proposals.

Limited Partners may also transmit Proxies via facsimile to the General Partner at (415) 485-4553. Since the Partnership Agreement requires the affirmative vote of Limited Partners holding more than 50% of the outstanding Units to adopt a proposal, the failure by a Limited Partner to vote, in person or by Proxy, on such proposal, or the return of a Proxy by a Limited Partner with directions to abstain with respect to such proposal, will have the effect of a vote against such proposal. Limited Partners, therefore, are urged to return the Proxy.

     Broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Broker non-votes are not counted for purposes of determining whether a proposal has been approved.


REVOCATION OF PROXY

     A Limited Partner may revoke a Proxy as to any or all of the proposals at any time before it is exercised by (i) filing with the General Partner before the Special Meeting an instrument revoking the Proxy before the Proxy is exercised, (ii) duly executing and filing with the General Partner before the Special Meeting a Proxy bearing a later date, or (iii) attending the Special Meeting and voting in person.

RECORD DATE


     The General Partner has fixed 5:00 p.m. (EST), September 25, 1996, as the record date for determining which Limited Partners are entitled to notice of, and to vote at, the Special Meeting. Each Limited Partner will be entitled to one vote for each Unit held of record by the Limited Partner on the record date. As of the close of business on the record date, 30,000 Units were held by the Limited Partners. The presence at the Special Meeting of Limited Partners holding a majority (i.e., 15,001) of the outstanding Units, whether represented in person or by Proxy, will constitute a quorum for the transaction of business. Provided a quorum is present, the affirmative vote of Limited Partners holding more than 15,000 Units will be sufficient for approval of each of the proposals. However, none of the proposals will be implemented unless all of the other proposals are approved.


     Each Limited Partner is urged to complete, sign, date and return the enclosed Proxy by the date of the Special Meeting to ensure the presence at the Special Meeting of a quorum. If a quorum is not present at the Special Meeting, the General Partner will vote the returned Proxies, whether or not voted in favor of the proposals, to adjourn the Special Meeting to a time and place to be announced.

EXPENSES OF SOLICITATION

     The Partnership will bear the expenses of soliciting the Proxies. Proxies may be solicited by mail, telephone or telegraph by the General Partner and its regular employees and affiliates, none of whom will receive any additional compensation for his or her services. The General Partner will request brokers, nominees, and other fiduciaries and custodians who hold Units in their names to furnish this Proxy Statement and any accompanying materials to the beneficial owners of such Units. The Partnership will reimburse such persons, if requested, for their reasonable fees and expenses incurred in completing the mailing of such material to the beneficial owners. If appropriate, the Partnership may retain the services of an independent proxy solicitor or other professionals, with an estimated cost of approximately $20,000, plus expenses, to assist in the solicitation of proxies.

                            CONFLICTS OF INTEREST

     A number of conflicts of interest are inherent in the relationship among the Partnership, the General Partner and the Limited Partners, as they relate to the proposals. Certain of these conflicts of interest are summarized below.

FIDUCIARY DUTIES OF GENERAL PARTNER

     The General Partner has fiduciary duties to the Partnership that go beyond the specific duties and obligations imposed upon it under the Partnership Agreement. The General Partner in handling the affairs of the Partnership is expected to exercise good faith, to use care and prudence, and to act with an undivided duty of loyalty to the partners. Under these fiduciary duties, the General Partner is obligated to ensure that the Partnership is treated fairly and equitably in transactions with third parties, especially where consummation of such transactions may result in the interests of the General Partner being opposed to, or not totally consistent with, the interests of the Limited Partners. Accordingly, the General Partner is required to assess whether the proposals are fair and equitable. As discussed in "Recommendation of General Partner" in detail, after consideration of each of the proposals, the General Partner is recommending that Limited Partners vote in favor of each of the proposals.

SUBSTANTIAL BENEFITS TO GENERAL PARTNER AND AFFILIATES

     The General Partner and affiliates have participated in the initiation and structuring of the Financing and related proposals and would realize substantial economic benefits if the proposals were implemented. Because the General Partner and affiliates have a financial interest in the consummation of the Financing and related proposals, there is an inherent conflict of interest in their structuring the terms and conditions of the Financing and related proposals. Such terms and conditions may have been structured differently by persons having no financial interest in the implementation of the proposals. Certain of the potential benefits to the General Partner and its affiliates from the Financing and related proposals, and the inherent conflicts related thereto, are as follows:



     - most of the partners of the General Partner will collectively receive $1,500,000 from the proceeds of the Financing in partial payment of the Contingent Purchase Price described in the Partnership
          Agreement. If the Financing is not approved, payment of this portion of the Contingent Purchase Price would be further deferred. The Partnership is not obligated to pay interest on the Contingent Purchase Price during the time that it remains unpaid; consequently it is in the interests of the Partnership to defer payment of the Contingent Purchase Price;

     - the General Partner would receive a quarterly Partnership Management Distribution equal to one-fourth of 1% of the appraised value of the properties held by the Partnership, as determined from time to time; this distribution is not currently provided for in the Partnership Agreement, and such amounts would likely otherwise be distributed 80% to the Limited Partners and 20% to the General Partner;

     - an affiliate of the Consultant holds a 5% limited partnership interest in the General Partner, and could thereby benefit from the approval of the Partnership Management Distribution; and

     - an affiliate of the General Partner would receive a finance fee equal to 1% of the gross proceeds of the Financing out of the net Financing proceeds for services rendered by it in connection with the Financing; this fee is not currently provided for in the Partnership Agreement, and such amount would otherwise be distributed to the Limited Partners.


LACK OF INDEPENDENT REPRESENTATION

     The General Partner has not retained an independent representative or representatives to act on behalf of the Limited Partners in designing the overall structure of the Financing and the related proposals. No group of Limited Partners was empowered to negotiate the terms and conditions of the Financing and the related proposals or to determine what procedures should be in place to safeguard the rights and interests of the Limited Partners. On the contrary, the General Partner and affiliates have been the parties responsible for structuring all the terms and conditions of the Financing and the related proposals. If an independent representative or representatives had been retained for the Partnership, the terms of the Financing and the related proposals might have been different and possibly more favorable to the Limited Partners.

     The General Partner did not believe it was necessary to engage an independent representative to represent the interests of Limited Partners to structure a program fair to Limited Partners. The General Partner, prior to determining the structure of the Financing and related proposals, consulted with a number of investment bankers, financial consultants and experts, and legal counsel. These deliberations were critical to the structuring of the Financing and related proposals and, though the advice and counsel of such advisors, experts and consultants were not binding upon the General Partner, did affect the manner in which the Financing and related proposals were structured.

     The Partnership entered into a Consulting Agreement dated February 10, 1986, at the time of the initial public offering of the Units. Pursuant to the Consulting Agreement, the Partnership is required to consult with the Consultant and obtain its written affirmative recommendation with respect to the terms of capital transactions. The Consultant has advised the Partnership and the General Partner that, subject to and based upon the matters set forth in its November 26, 1996 letter, the Consultant affirmatively recommends for the Financing, the proposed amendments to the Partnership Agreement, and the proposed creation of a $500,000 reserve described elsewhere in this Proxy Statement. See "Consulting Agreement and Statement of Positive Recommendation of Consultant."


                      FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

     The following discussion summarizes the material aspects of the Federal income taxation of the Limited Partners that should be considered by the Limited Partners in connection with the Financing. It is not intended as personal tax advice, but merely as an aid to the Limited Partners in understanding certain tax consequences of the Financing. The discussion is based on current law, which is subject to change (possibly with retroactive effect), and does not consider state, local and foreign income tax aspects of the Financing.

     The Federal income tax consequences to the Limited Partners from the Financing cannot be predicted with absolute certainty. No assurance can be given that the law will not be changed by Congress, or the interpretation thereof will not be changed by the courts, or that the Internal Revenue Service will not alter its present views with regard to any of the matters discussed herein, nor can any assurance be given that the Internal Revenue Service will not audit or question the treatment of any item discussed herein.

     The Partnership has not requested and has no intention of requesting a ruling from the Internal Revenue Service on any of the tax matters discussed herein. It must be recognized that the following discussion represents merely the views of the General Partner as to the Federal income tax consequences of the Financing under existing law and can in no way be taken as an assurance that the Internal Revenue Service will agree with these views.

     A LIMITED PARTNER SHOULD CONSULT AND MUST RELY UPON HIS OWN TAX ADVISOR IN ORDER TO UNDERSTAND FULLY THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND ESTATE AND GIFT TAX CONSEQUENCES OF THE FINANCING.

DISTRIBUTIONS

     A distribution to a Limited Partner in an amount equal to the Limited Partner's original invested capital pursuant to the Financing will be taxable if, and to the extent that, it exceeds the Limited Partner's tax basis in its Units.

     A Limited Partner's tax basis will generally equal the cash paid for the Unit ($1,000 in the case of each initial Unit purchased directly from the Partnership in the 1985 - 1986 public offering), plus the adjusted basis of any property contributed by the Limited Partner to the Partnership, plus Partnership taxable income and gain and tax-exempt income allocated to the Limited Partner, minus Partnership distributions of cash to the Limited Partner, minus the adjusted basis of any property distributed by the Partnership to the Limited Partner, and minus Partnership losses and deductions and nondeductible Partnership expenses not properly chargeable to capital account that are allocated to the Limited Partner. Any increase in the Limited Partner's share of the liabilities of the Partnership, or any increase in the Limited Partner's individual liabilities by reason of the assumption by such Limited Partner of Partnership liabilities, will be considered as a contribution of money by such Limited Partner to the Partnership, thereby increasing the Limited Partner's tax basis in its Units. Conversely, any decrease in a Limited Partner's share of the liabilities of the Partnership, or any decrease in the Limited Partner's individual liabilities by reason of the assumption by the Partnership of such individual liabilities, will be considered as a distribution of money to the Limited Partner by the Partnership, thereby decreasing the Limited Partner's tax basis in its Units. A Limited Partner's share of a Partnership nonrecourse liability (i.e., a Partnership liability for which no Partner or related person bears the economic risk of loss) will generally equal the sum of the Limited Partner's share of minimum gain and the Limited Partner's share of any excess nonrecourse liabilities (which are allocated in accordance with the Partners' interests in profits).

     If the Financing is accomplished, a Limited Partner's tax basis in its Units will include the Limited Partner's share of the Financing and the cash distribution to the Limited Partner in an amount equal to the Limited Partner's original invested capital should not exceed the Limited Partner's tax basis in its Units.

     Since any decrease in a Limited Partner's share of the Financing is treated as a distribution of money to the Limited Partner by the Partnership, it is possible that as the Financing is paid down, a Limited Partner may have capital gain in an amount equal to the excess of such decrease in the Limited Partner's share of the Financing over the Limited Partner's tax basis in its Units. Any such capital gain will not be taxable to a tax-exempt Limited Partner as long as the Unit owned by the tax-exempt Limited Partner is not debt-financed property within the meaning of Section 514 of the Internal Revenue Code of 1986, as amended (the "Code").

ALLOCATIONS


     Allocations of Partnership income, gain, loss and deduction will be respected by the Internal Revenue Service only if they comport with a Partner's interest in the Partnership or have economic effect that is substantial. Generally, an allocation will have economic effect only if the partnership agreement provides that: (1) the partners' capital accounts are determined and maintained throughout the full term of the partnership in accordance with the capital account rules provided in Regulations Section 1.704-1(b)(2)(iv); (2) liquidation proceeds are required to be distributed in accordance with the partners' positive capital account balances; and (3) either the partners are unconditionally obligated, following liquidation of their partnership interests, to restore any deficit balances in their capital accounts to the partnership, or the partnership agreement contains a "qualified income offset" provision as set forth in Regulation Section 1.704-1(b)(2)(ii)(d) and does not allow partners to be allocated losses for which they are not economically at risk by having a sufficient capital account balance. Under the Second Amendment, the Partnership's allocations that are not attributable to the Financing should satisfy this economic effect test.


     By definition, losses and deductions that are attributable to a nonrecourse liability of a partnership (i.e., "nonrecourse deductions"), such as the Partnership Financing, cannot have economic effect since the economic risk is borne by the nonrecourse lender. The lender, not the partners, will suffer the economic loss if the partnership does not have sufficient assets to repay its nonrecourse obligations. Because the lender has the economic risk related to the partnership's nonrecourse deductions, the nonrecourse deductions may be allocated in a manner that reduces a partner's capital account below zero, even if the partner has no deficit restoration obligation. Although both the taxable and tax-exempt Limited Partners and the General Partner must share the nonrecourse deductions because of the second requirement listed in the following paragraph, the Limited Partners benefit from this rule because they are not obligated to restore their deficit capital account balances. (Prior to the Second Amendment, only the taxable Limited Partners and General Partner shared the depreciation deductions, but such deductions could not cause or increase a deficit capital account balance.)


     Nonrecourse deductions must be allocated according to the partners' interests in the partnership. Allocations of nonrecourse deductions will be respected by the Internal Revenue Service as being in accordance with the partners' interests in the partnership if the following requirements are met:

     1. The economic effect test described above must be satisfied;

     2. The allocation of nonrecourse deductions must be reasonably consistent with allocations of some other significant partnership item that have substantial economic effect and relate to the property securing the nonrecourse debt;

     3. The partnership agreement must contain a "minimum gain chargeback" provision;

     4. All other material allocations and capital account adjustments under the partnership agreement must satisfy either the economic effect test described above or the partners' interests in the partnership rule.


     Under the Second Amendment, allocations of nonrecourse deductions (i.e., the deductions attributable to the Partnership Financing) are to be made twenty percent (20%) to the General Partner and eighty percent (80%) to the Limited Partners in proportion to their Units. Such allocations should be respected by the IRS as being in accordance with the Partners' interests in the Partnership under the rules described above.


     The key to the treatment of deductions and distributions related to nonrecourse liabilities is the concept of partnership minimum gain.
Partnership minimum gain represents the gain that a partnership would realize if the property securing a nonrecourse partnership liability were disposed of for no consideration other than relief from the liability. This potential partnership minimum gain is the reason why the Limited Partners may receive deductions and distributions related to nonrecourse liabilities that cause them to have deficit capital account balances. Partnership minimum gain will eventually be allocated to the Partners who received deductions and distributions related to the nonrecourse liabilities. Under the Second Amendment and Regulation Section 1.704-2(g)(1), each Partner will have a minimum gain allocation (i.e., a share of Partnership minimum gain (including items of gross income) at the end of each Partnership tax year equal to:


     1. The sum of all nonrecourse deductions allocated to the Partner up to that time and distributions made to the Partner up to that time of proceeds of a nonrecourse liability allocable to an increase in Partnership minimum gain; minus

     2. The sum of the Partner's aggregate share of the net decreases in Partnership minimum gain plus the aggregate share of decreases resulting from revaluations of Partnership property subject to one or more Partnership nonrecourse liabilities.


     Partnership minimum gain will result from financings of nonrecourse debt that cause the principal balance of the debt to exceed the tax basis of the property securing such debt. Distributions to a partner of proceeds allocable to such nonrecourse liabilities increase the partner's share of partnership minimum gain accordingly. This increased share of minimum gain is subject to chargeback when the partnership's minimum gain decreases because all or a portion of the property securing the nonrecourse debt is sold or all or a portion of the nonrecourse debt is repaid. Any reasonable method may be used to determine whether a distribution is allocable to nonrecourse debt proceeds, including the debt tracing rules under Code Section 163 for allocating interest expense. Under Regulation Section 1.704-2(h)(3), a partnership may treat any distribution to a partner of the proceeds of a nonrecourse liability (that would otherwise be allocable to an increase in partnership minimum gain) as a distribution that is not allocable to an increase in partnership minimum gain to the extent the distribution does not cause or increase a deficit balance in the partner's capital account that exceeds the amount the partner is otherwise obligated to restore (within the meaning of Regulations Section 1.704-1(b)(2)(ii)(c)) as of the end of the partnership taxable year in which the distribution occurs. Under the Second Amendment, the proceeds of the Financing will be allocable to an increase in partnership minimum gain only to the extent the distribution would cause or increase a deficit balance in a Partner's capital account that exceeds the amount the Partner is otherwise obligated to restore as of the end of the Partnership taxable year in which the distribution occurs.


     Accordingly, the minimum gain chargeback rule discussed above should not cause a Partner to have any income from the Financing until such time as all or a portion of the property securing the Financing is sold or otherwise disposed of or all or a portion of the Financing is repaid.

DEPRECIATION RECAPTURE

     The Second Amendment also allocates recapture income under Code Section 1245 or 1250 to the Partners who were allocated depreciation deductions prior to the Second Amendment that gave rise to such recapture income. This allocation of recapture income is intended to minimize the risk that the Partners who receive the Financing distribution will be treated as having exchanged their share of unrealized receivables (including depreciation recapture) for such Financing distribution in a transaction that would cause them to have ordinary income in the year of the Financing distribution. Instead, it is intended that such ordinary income will be deferred until the year in which the recapture income is recognized or is otherwise treated as recognized under the Second Amendment.


FINANCE FEE


     The Second Amendment authorizes the Partnership to pay out of the net proceeds of the Financing a fee equal to 1% of the gross proceeds of the Financing to an affiliate of the General Partner for its services in arranging the Financing. Such finance fee will be amortized by the Partnership over the term of the Financing.


PARTNERSHIP MANAGEMENT DISTRIBUTION


     The Second Amendment authorizes the Partnership to pay, on a quarterly basis, a distribution to the General Partner equal to one-fourth of one percent of the appraised value of the properties of the Partnership, as determined from time to time. Any such payment is to be paid quarterly if and only to the extent that there is sufficient net cash flow from operations and the Partnership has sufficient cash to make such payment. Any such amount that cannot be paid as a result of the foregoing limitations will not be payable at any future time.



     The General Partner believes that such distributions are determined with regard to Partnership income for services provided by the General Partner in its capacity as a partner. Accordingly, such amounts will be treated as nondeductible distributions to the General Partner that reduce the capital account of the General Partner unless the General Partner receives a corresponding allocation of Partnership income. The Second Amendment specially allocates Partnership income to the General Partner in amounts that equal such distributions. In addition, the Second Amendment provides that in the event that any distribution (including the Partnership Management Distribution and the Incentive Management Interest as defined in the Partnership Agreement) is recharacterized as a reasonable payment made to the General Partner in its capacity as other than a partner, or a reasonable guaranteed payment determined without regard to Partnership income made to the General Partner in its capacity as a partner, then the payment may be treated as a deductible (or capitalizable, as the case may be) payment by the Partnership, rather than as a nondeductible distribution to the General Partner. In that event, the Second Amendment provides that the Partnership's income, gain, loss or deduction realized from such recharacterization will be allocated among the Partners to cause their capital accounts to be in the position they would have been in if the recharacterization had not occurred.

DEDUCTIBILITY OF INTEREST

     The Financing will subject the Partnership to interest expense which will be allocated to the General Partner and the Limited Partners. Generally, the Financing proceeds distributed to the General Partner and the Limited Partners and their related interest expense must be allocated according to the Partner's use of the Financing proceeds. Thus, a noncorporate Limited Partner who receives a distribution of the Financing proceeds and uses such proceeds for a personal expenditure would treat the interest on that portion of the distributed Financing proceeds as nondeductible personal interest. If the Limited Partner's share of the interest expense on all of the distributed Financing proceeds exceeds the interest expense on the portion of Financing proceeds actually distributed to that Limited Partner, the excess interest expense is allocated by the Partnership under any reasonable method.

     If a noncorporate Limited Partner were instead to use the distributed Financing proceeds to make an investment expenditure, interest on that portion of the distributed Financing proceeds would be treated as investment interest expense of the Limited Partner deductible by the Limited Partner to the extent it did not exceed the Limited Partner's net investment income for the year. If the noncorporate Limited Partner were instead to use such Financing proceeds to make a passive activity expenditure, interest on that portion of the distributed Financing proceeds would be treated as a passive activity expense to the Limited Partner that could not be deducted in excess of the net income from such passive activities.

     The different categories of expenditures to which interest expense can be allocated include:

     (1)    trade or business expenditures (which generally are deductible),
     (2) passive activity expenditures (deductions with respect to which may be limited),
     (3) investment expenditures (deductions with respect to which may be limited),
     (4)    nondeductible personal expenditures, and
     (5) portfolio expenditures (deductions with respect to which may be limited).




Whether the interest expense that is allocated to a Limited Partner with respect to the Financing will be deductible by the Limited Partner will depend upon the particular category of expenditures with respect to which the Limited Partner uses the Financing proceeds distributed to the Limited Partner.

                  SPECIAL FEDERAL INCOME TAX CONSIDERATIONS
                           FOR TAX-EXEMPT ENTITIES

     Tax-exempt organizations, including Individual Retirement Accounts ("IRAs"), are generally exempt from Federal income taxation but are subject to taxation on their "unrelated business taxable income" as defined in Section 512 of the Code and may be required to file Federal income tax returns for any taxable year in which they have gross unrelated business income (whether or not any tax is due). The term "unrelated business taxable income" does not in general include real property rents not dependent upon income or profits (other than a fixed percentage of receipts or sales), gain from the sale of property other than inventory or property held primarily for sale to customers in the ordinary course of business, interest, dividends and certain other types of passive investment income, except as described below with respect to income derived from "debt-financed property."

     The unrelated business income tax is imposed directly on, and is paid out of the assets of, the IRA or other tax-exempt organization. The rate of tax depends upon the type of organization. Generally employee trusts are subject to tax at the rates applicable to estates and trusts. The alternative minimum tax may also apply with respect to items of tax preference which enter into the calculation of unrelated business taxable income. In addition to possible Federal income taxation, unrelated business income might also be subject to state and local income taxation, which would differ in method of computation and amount from the Federal tax.

     Even though a portion of the income of a tax-exempt organization may consist of unrelated business income, income from other investments of such organization which is not unrelated business taxable income will continue to be exempt from Federal income tax. Thus, the receipt of unrelated business taxable income generally will not otherwise affect the tax-exempt status of the organization.

     The Partnership derives all but a minor portion of its income from real property rents and gains from the sale of real property investments. Though generally excluded from unrelated business taxable income, these types of income are includable if the property producing such income is "debt-financed property." "Debt-financed property" is property held to produce income and with respect to which there is "acquisition indebtedness" at any time during the year. "Acquisition indebtedness" is indebtedness incurred by a tax-exempt organization directly or through a partnership: (i) in acquiring or improving a property; (ii) prior to acquiring or improving a property if the indebtedness would not have been incurred but for such acquisition or improvement; or (iii) after acquiring or improving a property if the indebtedness would not have been incurred but for such acquisition or improvement and the incurrence was reasonably foreseeable at the time of the acquisition or improvement.

     If the Partnership undertakes the Financing, the General Partner intends to set aside a reserve of approximately $500,000 from the net proceeds of the Financing. Portions of this reserve may be used to finance long-term capital improvements of the Partnership's properties. See "The Proposals - Proposal No. 1: Authorization to Borrow Money and Mortgage the Properties." The Partnership intends to invest the funds held in reserve in relatively short-term investments or deposit accounts pending investment in capital improvements. Therefore, to the extent that funds held in the reserve are invested in capital improvements, such funds will constitute "acquisition indebtedness," and the short-term investments, deposit accounts, and capital improvements will constitute "debt-financed property."

     A portion of the income and gain from such "debt-financed property" will be includable in the income of the employee trust, IRA or other tax-exempt organization. Generally, this portion will be equal to the organization's allocable share of the Partnership's debt-financed income and gain multiplied by a fraction, the numerator of which is the organization's allocable share of the Partnership's average "acquisition indebtedness" for the taxable year and the denominator of which is the organization's allocable share of the average adjusted basis of the Partnership's property during the tax year.


                                THE PROPOSALS

INTRODUCTION

     If each proposal is approved by the affirmative vote of Limited Partners holding more than 15,000 Units, the Partnership would be permitted to undertake the Financing and secure the Financing by mortgaging its properties. The Partnership would be authorized to distribute the borrowing proceeds to the Limited Partners until they have received a complete return of their capital ($1,000 per Unit). The General Partner also intends to set aside approximately $500,000 of the net borrowing proceeds as a long-term reserve, and an affiliate of the General Partner would receive a fee equal to 1% of the gross proceeds of the Financing for arranging the Financing. Approximately $500,000 of the proceeds would be available to the Partnership as operating cash. The General Partner intends to distribute $1,500,000 to certain affiliates of the General Partner in partial payment of the Contingent Purchase Price. In addition, the General Partner would become entitled to a quarterly Partnership Management Distribution equal to one-fourth of 1% of the appraised value of the properties of the Partnership, as determined from time to time.

THE FINANCING AND MORTGAGING OF THE PARTNERSHIP'S PROPERTIES

BACKGROUND


     In the first quarter of 1986, the Partnership raised $30,000,000 from investors through the sale of Partnership Units. Out of those proceeds, after deducting sales commissions, advisory fees and other organization and offering costs, the Partnership used $26,400,000 to acquire four manufactured housing communities. The Partnership agreed to pay a Contingent Purchase Price to the sellers of these properties (the "Sellers") equal to the difference between the average of two appraisals of the properties prior to the offering of Units and $30,000,000, which amounts to an aggregate of $3,470,000. Payment of the Contingent Purchase Price was contingent on the return of the Limited Partner's capital plus a 9% cumulative return (the "Cumulative Return"). Each of the Sellers has since been dissolved and liquidated and their interests in the Contingent Purchase Price have been assigned to partners of the General Partner; the Contingent Purchase Price would therefore be paid to the General Partner for distribution to those partners of the General Partner which are successors to the Sellers.

     The Partnership's properties are currently unencumbered. In investing and managing its assets, the Partnership's primary investment objectives have been:
(i) to obtain net cash from operations; (ii) to obtain capital appreciation; and (iii) to preserve capital. Based on the most recent appraisal of its properties, dated March, 1996, the properties are estimated to have a fair market value of $51,400,000. For each full fiscal year since the acquisition of the properties, the Partnership has made distributions to the Limited Partners equal on an annualized basis to 10% of their original capital contributions. Neither the General Partner nor the Partnership has experienced or is expected to experience any material adverse financial developments; however, no assurance can be given in this regard.

     In approximately the fourth quarter of 1995, the General Partner and its affiliates began discussions with investment bankers regarding the feasibility of obtaining financing. On August 8, 1996, the General Partner sent a request for proposals to several prospective lenders. The General Partner is currently evaluating the responses it received from the prospective lenders.

PROPOSAL NO. 1:  AUTHORIZATION TO BORROW MONEY AND MORTGAGE THE PROPERTIES

     Under this proposal, the General Partner will be authorized to borrow between $33,000,000 and $34,000,000 and mortgage the Partnership's properties. The Partnership would distribute to the Limited Partners $1,000 per Unit from the net proceeds of the Financing, resulting in a complete return of the original capital contributions of the Limited Partners. The Limited Partners would continue to have an investment in the Partnership through their ownership of Units, and the Partnership would continue to hold and manage its properties.

     The Financing would be a Partnership liability for which no partner or related person will bear the economic risk of loss.

     The Financing, if approved, would close within 150 days after the approval of the proposals at the Special Meeting of the Limited Partners.

     The interest rate on the Financing would float for at least the first ten years of the term of the Financing.

     The Financing, if approved, may be structured as a conventional loan or it may be funded through the issuance of mortgage-backed securities. The General Partner would determine which method of funding was more advantageous to the Partnership. In either event, as part of this Proposal, the General Partner would be authorized to obtain the Financing and the mortgages on the Partnership's properties within the following parameters:


                                            COSTS OF FINANCING AND DISTRIBUTION
TERMS                                       OF NET FINANCING PROCEEDS

                                            Set forth below are estimates of
                                            the costs associated with the
                                            Financing and the distribution of
                                            the net Financing proceeds.



Principal Amount:     $33,000,000 to        Costs Associated With Borrowing
                      $34,000,000           -------------------------------

                                            Loan Amount

Loan to Value Ratio:  Between 60:100 and                          $33,000,000 to
                      70:100*                                     $34,000,000

                                            Closing Costs              (200,000)

Debt Service          Between 1.3:1 and
Coverage Ratio:       1.4:1                 State Fees                 (100,000)


Term:                 7-30 Years


Amortization:         25-30 year schedule


Prepayment Penalty    yield maintenance     Finance Fee
                      or other customary    (payable to the General
                      provisions            Partner's affiliate)       (330,000)
                                                                    to (340,000)

Rate                  Between 1.75% and
                      2% above Index, but   Lender Fees        (330,000)
                      not to exceed 10%                     to (340,000)
                      during the first
                      ten years of the
                      term of the           Miscellaneous       (33,000)
                      Financing                             to  (34,000)

Index                 Corresponding
                      Treasury rate or
                      LIBOR



                                            Distribution of Proceeds
                                            ------------------------
                                            Distribution to Limited
                                            Partners                  30,000,000

                                            Distribution to affiliates
                                            of General Partner         1,500,000

                                            Reserve                      500,000

                                            Available Cash for
                                            Operations                   500,000




* An independent appraiser has determined that the value of the properties results in a loan-to-value ratio of between 60:100 and 70:100.

     The General Partner would set aside $500,000 from the net proceeds of the Financing as a reserve. The reserve may be applied to the performance of long-term capital repairs and improvements, among other things. The General Partner may apply this reserve to the repair or replacement of roads, septic systems, and other improvements on the properties over a period of years. Until the reserve is expended, the General Partner expects to invest the reserve in deposit accounts or short-term conventional government securities.

     Approximately $500,000 of the proceeds of the Financing would be available to the Partnership as operating cash.

     Pursuant to this proposal, the Partnership Agreement would be amended as described under "Federal Income Tax Considerations" to accommodate the Financing.

     The borrowing and the mortgaging of the Partnership's properties will result in the payment of debt service by the Partnership, increase risks, and reduce the aggregate amount of net cash from the Partnership's operations that is available for distribution to the Limited Partners. If the Partnership is not able to generate sufficient revenue to make the mortgage payments, the lender may foreclose on and liquidate the properties held by the Partnership to recover the outstanding amount of the loan. In such an event, the gain deferred at the time of the Financing would be recognized in an amount equal to the excess of the outstanding balance of the Financing over the adjusted basis of the Partnership's property, and the Limited Partners' remaining investment in the Partnership would likely be lost. However, except as set forth in the following paragraph, a Limited Partner which does not participate in the control of the business of the Partnership will not be liable for any deficiency which may result from the Partnership's failure to repay the loan. See "Material Differences and Risk Factors" for additional information regarding the risks related to this proposal.

     Under the Michigan Revised Uniform Limited Partnership Act ("MRULPA") if a Limited Partner has received the return of any part of its contribution without violation of the Partnership Agreement or the MRULPA, the Limited Partner is liable to the Partnership for a period of one year for the amount of the returned contribution, but only to the extent necessary to discharge the Partnership's liabilities to creditors who extended credit to the Partnership during the period the contribution was held by the Partnership. If the return of the Limited Partner's contribution was in violation of the Partnership Agreement or the MRULPA, the Limited Partner would be liable to the Partnership for six years for the amount wrongfully returned. The General Partner believes that any distribution to the Limited Partners pursuant to the Financing would be in accordance with the Partnership Agreement and the MRULPA.

PROPOSAL NO. 2:  DELETION OF PARTNERSHIP AGREEMENT PROVISION LIMITING
                 FINANCINGS

     The Partnership Agreement currently limits the General Partners' authority to mortgage the Partnership's properties. Under the Partnership Agreement, the General Partner may not cause the Partnership to mortgage its properties in any taxable year if, by doing so, the net cash available for distribution to the Limited Partners from the Partnership's operations in such taxable year would be reduced below approximately $3,000,000.

     The General Partner expects that if the Financing is consummated in 1996, as is intended, this limitation will not apply because the General Partner expects that net cash available for distribution to the Limited Partners in 1996 will be at least $3,000,000. The General Partner is now seeking to delete this provision of the Partnership Agreement in anticipation of the possibility that the Financing will not be consummated until early in 1997. If the Financing occurred early in 1997, the Partnership would begin paying debt service early in 1997, with the result that net cash available for distribution to the Limited Partners in 1997 would probably not equal or exceed $3,000,000. The General Partner is proposing to delete this provision from the Partnership Agreement, rather than seeking a one-time waiver of the provision, because it is unlikely that Net Cash From Operations distributed to the Limited Partners will equal or exceed $3,000,000 at any time after the Financing is accomplished.

PROPOSAL NO. 3:  PAYMENT OF PARTNERSHIP MANAGEMENT DISTRIBUTION TO GENERAL
                 PARTNER

     Under the terms of this proposal, the Partnership Agreement would be amended to provide that the Partnership will pay the General Partner a quarterly Partnership Management Distribution equal to one-fourth of 1% of the most recent appraised value of the properties of the Partnership. The Partnership Management Distribution for each quarter would be paid in arrears, 45 days after the end of each fiscal quarter. The Partnership Management Distribution will be paid only if and to the extent that there was sufficient Net Cash From Operations for such quarter to pay it and only if and to the extent that the Partnership has sufficient cash to pay the Partnership Management Distribution at the time it is due; any portion of the Partnership Management Distribution that could not be paid as a result of these limitations would not be payable at any future time. The General Partner has proposed the Partnership Management Distribution to substitute, in part, for the substantial reduction in the amounts expected to be paid to the General Partner pursuant to the Incentive Management Interest if the Financing occurs. Based on the March 1996 appraisals of the Partnership's properties, the Partnership Management Distribution would be $514,000 annually.

     Under the Partnership Agreement, the General Partner is currently entitled to receive an Incentive Management Interest equal to 20% of Net Cash from Operations after each Limited

Partner has received a Preferred Return equal to 10% of such Limited Partner's Adjusted Capital Contribution plus any shortfall in the payment of a Cumulative Return equal to 9% per year of Adjusted Capital Contributions. To date, each Limited Partner has received its Preferred Return and Cumulative Return in full. If the Financing is approved, each Limited Partner's Adjusted Capital Contribution would be returned in full, and no further Preferred Return or Cumulative Return would apply. While the General Partner would be entitled to continue to receive an Incentive Management Interest equal to 20% of Net Cash from Operations, the amount of cash received by the General Partner pursuant to the Incentive Management Interest would be substantially reduced because Net Cash from Operations would be reduced by the payment of debt service.

     Following the Financing, the General Partner will continue to have all of the same responsibilities and duties to the Partnership that it had prior to the Financing, including unlimited liability for obligations of the Partnership. To compensate the General Partner for the substantial reduction in the amounts payable pursuant to the Incentive Management Interest when there is no corresponding reduction in the responsibilities and duties of the General Partner, the General Partner has proposed to amend the Partnership Agreement to provide for the payment by the Partnership to the General Partner of a Partnership Management Distribution equal to one-fourth of 1% of the most recent appraised value of the properties held by the Partnership, payable quarterly. Like the Incentive Management Interest, the Partnership Management Distribution cannot be paid unless there is sufficient Net Cash From Operations. Under the current Partnership Agreement, the Partnership would be required to distribute as Net Cash from Operations the amounts that would be paid out as the Partnership Management Distribution. Net Cash from Operations is currently distributable 100% to the Limited Partners until each has received its Preferred Return plus any Shortfall, then 100% to the General Partner until it has received 20% of Net Cash from Operations for that year, and the balance to the Limited Partners.

     The following table sets forth the compensation payable to the General Partner and its affiliates and the distributions to the General Partner and Limited Partners for the years 1993, 1994 and 1995, as actually earned and distributed and, in the Pro Forma estimate columns, as they would have been earned and distributed had the Financing been put in place as of January 1, 1993.

                            1993         1993        1994         1994        1995           1995
                         (Pro Forma)   (Actual)   (Pro Forma)   (Actual)   (Pro Forma)     (Actual)
                         -----------   --------   -----------   --------   -----------     --------
Capital returned to
Limited Partners         $30,000,000          $0           $0          $0           $0           $0

Net Cash From
Operations                  $656,959  $3,461,959     $847,772  $3,652,772     $985,232   $3,773,017

Amounts distributed
to Limited Partners         $154,767  $3,000,000     $294,618  $3,000,000     $384,986   $3,000,000*

Distributed to
affiliates of
General Partner
from loan proceeds        $1,500,000          $0           $0          $0           $0           $0

Net cash from
operations earned
by General Partner           $38,692  $461,959**      $73,654  $652,772**      $96,246     $754,603**

Property management
fee paid to
affiliate of
General Partner             $348,935    $348,935     $362,755    $362,755     $371,984     $371,984

Finance Fee paid to         $330,000
an affiliate of the               to
General Partner             $340,000          $0           $0          $0           $0           $0

Partnership
Management Distribution
payable to General
Partner                     $463,500          $0     $479,500          $0     $504,000           $0

Reimbursement of                  $0          $0           $0          $0           $0           $0
expenses of General
Partner



and Affiliates
Payments by
Partnership to
employees of
General Partner          $120,205    $120,205     $120,876    $120,876     $105,798     $105,798


* The Limited Partners' share of Net Cash From Operations for 1995 was $3,018,413.60; as of the date of this Proxy Statement, the Limited Partners had not received $18,413.60 of this amount because the Incentive Management Interest had not yet been paid in full to the General Partner.

** The amounts shown represent the Incentive Management Interest actually earned by the General Partner in each year. The General Partner has frequently voluntarily deferred payment of its Incentive Management Interest on an interest-free basis, causing the Partnership to pay the Incentive Management Interest to the General Partner in later years. Thus, the actual amounts of net cash from operations paid to the General Partner in each year shown were as follows: 1993, $600,000; 1994, $400,000; and 1995, $595,000.

PROPOSAL NO. 4:  PAYMENT OF FINANCE FEE TO AFFILIATE OF GENERAL PARTNER

     This proposal provides for the payment to Uniprop, Inc., an affiliate of the General Partner, of a finance fee equal to 1% of the amount borrowed by the Partnership, which, assuming a borrowing of between $33,000,000 and $34,000,000, as set forth above, would equal between $330,000 and $340,000.
The finance fee is payable to Uniprop, Inc. upon the closing of the mortgages on the Partnership's properties for services provided by Uniprop, Inc. relating to the investigation, analysis and negotiation of the terms and conditions of the Financing.

     The Partnership Agreement currently provides for the payment to the General Partner or its affiliates of various fees in connection with its management of the business and affairs of the Partnership. The Incentive Management Interest is currently payable to the General Partner in part for services in financing properties. Since an affiliate of the General Partner is performing unusual services in arranging financing for all of the properties, the General Partner considers the finance fee to be appropriate. However, the Partnership Agreement does not provide for the payment to an affiliate of the General Partner of a finance fee in connection with any mortgaging of the Partnership's properties. Thus, before a finance fee may be paid to an affiliate of the General Partners, the Partnership Agreement will have to be amended to specifically authorize such payment. The amount of the fee would otherwise be paid to the Limited Partners as a distribution of the proceeds of the borrowing. See "Material Differences and Risk Factors" for additional information regarding the risks related to this proposal.

  CONSULTING AGREEMENT AND STATEMENT OF POSITIVE RECOMMENDATION OF CONSULTANT

     At the time of the initial public offering of the Units, the Partnership and the General Partner entered into a Consulting Agreement dated February 10, 1986 with Hutton Manufactured Housing Services, Inc., whose successor is Manufactured Housing Services, Inc. (the "Consultant"). Pursuant to the Consulting Agreement the Partnership is required to consult with the Consultant and obtain its written affirmative recommendation with respect to the terms of certain transactions, including financing transactions.

     The Consultant is an affiliate of Lehman Brothers, Inc. Another affiliate of the Consultant owns a 5% limited partnership interest in the General Partner.


     The Partnership Agreement provides that, unless approved by a majority in interest of the Limited Partners, the General Partner will not take any action contrary to the recommendation of the Consultant with respect to any matter where such recommendation is required.


     The Consultant's Advice to the General Partner and the Partnership is attached hereto as Exhibit B and is incorporated herein by this reference. The Consultant's Advice states, in relevant part, that, subject to and based upon the matters set forth therein, the Consultant affirmatively recommends for the Financing, the proposed amendments to the Partnership Agreement, and the proposed creation of a $500,000 reserve described elsewhere in this Proxy Statement.

     The Consultant's Advice sets forth the procedures followed, the assumptions made, the matters considered and the limits of the Consultant's review. Limited Partners are urged to read the Consultant's Advice carefully and in its entirety. In rendering the Consultant's Advice, the Consultant relied on the accuracy and completeness of all financial and other information that was publicly available or furnished to it by the General Partner. The Consultant assumed, with the General Partner's consent on behalf of the Partnership, that the financial forecasts and projections and other assumptions provided to it by agents of the General Partner were prepared in good faith and on bases that reflect the best currently available judgments and estimates as to the effects of the proposals on the Partnership.

     The Consultant was asked only to consider the proposals as described in this Proxy Statement. The Consultant was not asked to, and did not, participate in the General Partner's decision to undertake (or in the structuring of) any of the proposals described herein. The Consultant was not asked to solicit alternate transactions to the proposals described herein. The Consultant's Advice constitutes a subjective business judgment based upon and subject to the matters set forth therein and does not constitute an opinion as to the fairness, from a financial point of view or otherwise, of the matters contemplated by the proposals.


     The Consultant's Advice is necessarily based upon financial and economic data existing as of the date thereof. The Consultant did not make an independent appraisal of the Partnership's assets and was not asked to do so. The Consultant does not have a duty to update (and does not intend to update) the Consultant's Advice to reflect facts arising or information learned by the Consultant after the date thereof. Limited Partners are urged not to place undue reliance upon the Consultant's Advice which was rendered pursuant to a contractual relationship as opposed to the General Partner's advice in discharging its fiduciary duties.




                      RECOMMENDATION OF GENERAL PARTNER

     The General Partner has proposed the Financing because:


     - it provides a complete return of all capital contributions to the Limited Partners;

     -    it enables the Partnership to continue its operations;

     - it should allow the complete return of the Limited Partners' original capital contributions without the Limited Partners' having any current taxable income from such return, whereas a sale of the properties and liquidation of the Partnership would result in taxable income to a Limited Partner to the extent of the sum of (i) the Limited Partner's share of Partnership taxable income from the sale and (ii) the excess of (A) the amount distributed to the Limited Partner in the liquidation over (B) the Limited Partner's tax basis in its Units (as increased by the Limited Partner's share of Partnership taxable income).

The manufactured housing industry has enjoyed considerable success in the last number of years, which the General Partner believes has enhanced the value of the properties owned by the Partnership and the prospects for favorable rentals from these properties in the foreseeable future. The Financing would permit the Partnership to continue its operations, thus enabling the Partnership to benefit from potential future increases in the value of the properties and from the revenues they generate.


     Fairness of the Proposals

     The General Partner believes that the proposals are fair and in the best interest of the Partnership, although they would, if adopted, financially benefit the General Partner and involve some economic costs to the Limited Partners.


     The leveraging of the Partnership's properties benefits the Limited Partners by enabling the Partnership to return to them 100% of their original capital investment. In addition, under the circumstances set forth in the Pro Forma Financial Statements attached as Exhibit C, the Partnership expects to be able to maintain a level of distributions to the Limited Partners equal to approximately 10% to 12% of their current distributions. See "Pro Forma Financial Statements." The pro forma statements of income were prepared as if the Financing had occurred on January 1, 1995. The pro forma balance sheet was prepared as if the Financing had occurred at September 30, 1996. By mortgaging the properties now, the Partnership can take advantage of the existing favorable low interest rate environment. Furthermore, the General Partner is considering funding the Financing through the issuance of mortgage-backed securities, which may result in more advantageous terms for the Partnership.


     While the General Partner and its affiliates will receive significant payments in connection with the Financing, the payment of debt service by the Partnership will result in a major reduction in the Incentive Management Interest which the General Partner receives in connection with its management of the Partnership's properties. The Incentive Management

Interest is an amount equal to 20% of Net Cash from Operations, but is payable only if each Limited Partner has received its Preferred Return plus any shortfall in its Cumulative Return. As reflected in the Pro Forma Financial Statements, since net cash from operations will decrease significantly (primarily as a result of interest paid on the borrowing), less cash will be available for the General Partner's Incentive Management Interest. The interest rates on the borrowing will have a significant effect on the Net Cash from Operations and therefore, on the amount, if any, of any future Incentive Management Interest payments. Thus, had the Financing occurred on January 1, 1995 the Incentive Management Interest would have declined in 1995 from an actual amount of $754,603 to a pro forma amount of $96,246, and would have declined in the first three quarters of 1996 from an actual amount of $609,134 to a pro forma amount of $79,851.


     Because the amounts payable to the General Partner pursuant to the Incentive Management Interest would be substantially reduced without any corresponding reduction in the responsibilities or duties of the General Partner in the management of the business of the Partnership, the General Partner considers it fair to propose the payment of the Partnership Management Distribution to the General Partner.

     The Partnership Management Distribution would be equal to one-fourth of 1% of the most recent appraised value of the properties of the Partnership, payable quarterly. The Incentive Management Interest is currently conditioned on the payment of each Limited Partner's Preferred Return plus any Shortfall in each Limited Partner's Cumulative Return. Once the Limited Partners have been returned their Adjusted Capital Contributions in full, as is contemplated by the Financing, the Limited Partners will no longer be entitled to a Preferred Return or a Cumulative Return, and therefore the payment of the Incentive Management Interest will no longer be contingent on the achievement of these performance goals. Likewise, the proposed Partnership Management Distribution is also not contingent in the achievement of these performance goals, because the Partnership will have succeeded in returning to the Limited Partners their entire initial capital contributions. Like the Incentive Management Interest, the Partnership Management Distribution would be payable only if there were sufficient Net Cash From Operations to pay it.

     The General Partner acknowledges that the proposals impose some costs on and risks to the Partnership. The General Partner estimates that the Partnership will incur costs of about 3% of the amount borrowed. In addition, as a result of the Financing, the level of risk attached to the remaining investment of the Limited Partners will be enhanced, with potential adverse impact on the amount of distributions to the Limited Partners. For a more detailed discussion of risks related to the proposals, see "Material Differences and Risk Factors."

     Alternatives to the Borrowing

     Among the alternatives to the Financing considered by the General Partner were: (i) the sale of the Partnership's assets and the distribution of the net proceeds thereof to the Limited Partners and others, in accordance with the Partnership Agreement; and (ii) the continuation of the Partnership in accordance with its existing business plan.

     Sale of Properties. In lieu of consummating the Financing, the Partnership could sell its real estate assets, pay off existing liabilities and debts and distribute the net liquidation proceeds to the Limited Partners and others in accordance with the terms and conditions of the Partnership Agreement. The Partnership would then be dissolved after the final distribution of net proceeds. The General Partner calculates the estimated net asset value of each Unit by dividing (i) the amount of distributions that would be made to the Limited Partners if the Partnership's properties were sold at their current appraised value, less sales expenses (but without consideration to tax consequences of the sale), by (ii) 30,000. In March 1996, the Partnership's properties were appraised at an aggregate fair market value of $51,400,000, and the estimated net asset value of each Unit was $1,437. The General Partner estimates that it and its affiliates would receive a total of $8,200,000 in fees and distributions if the Partnership were to sell its properties.

     The primary advantage of this alternative strategy is that it allows for a final liquidation of the Limited Partners' investment in the Partnership. Following the liquidation, the Limited Partners would be at liberty to use the funds received for investment, business, personal or other purposes. The attractiveness of this alternative depends in large part on whether the Partnership will be able to realize on the sale of its properties the aggregate amount at which the properties were most recently appraised. Another factor to consider is whether the continued holding of the investment by the Limited Partners is apt to yield them a greater return than may be available to them after liquidation through other investment vehicles.

     A primary disadvantage of this alternative strategy is that it would result in taxable income to a Limited Partner to the extent of the sum of (i) the Limited Partner's share of Partnership taxable income from the Partnership's sale of its properties and (ii) the excess of (A) the amount distributed to the Limited Partner in the liquidation over (B) the Limited Partner's tax basis in its Units (as increased by the Limited Partner's share of Partnership taxable income). The Financing should allow the return of the capital contributions of the Limited Partners without the Limited Partners' having any current taxable income from such return. The tax on the appreciation in the Partnership's property will be deferred until such time as there is a sale or other disposition of the Partnership's property. The General Partner therefore believes the Financing is a better alternative.

     Continuation of Partnership. Another alternative considered by the General Partner is to continue the business of the Partnership as it is currently being conducted. The General Partner does not believe that there are material risks to Limited Partners if the Financing is not implemented. However, the Prospectus of the Partnership stated that the Partnership expected to dispose of its properties or incur financing on the properties within seven to ten years after their acquisition. Approximately ten years have elapsed since the properties were acquired. The General Partner is proposing the Financing in accordance with the terms of the Prospectus and, as set forth above, believes that the Financing is a better alternative than the sale of the properties.

THE GENERAL PARTNER RECOMMENDS THAT THE LIMITED PARTNERS VOTE "FOR" ALL OF THE
                                  PROPOSALS.

                        PRO FORMA FINANCIAL STATEMENTS

     The pro forma financial statements of the Partnership for 1995, and the nine months ended September 30, 1996, are attached as Exhibit C.


        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The Partnership is a limited partnership duly formed pursuant to the Uniform Limited Partnership Act, as amended, of the State of Michigan. The General Partner is vested with full authority as to the general management and supervision of the business and other affairs of the Partnership, subject to certain constraints in the Partnership Agreement and in the Consulting Agreement. Limited Partners have no right to participate in the management of the Partnership and have limited voting privileges only on certain matters of fundamental significance. No person owns of record or beneficially more than five percent of the Units.

     The Partnership, as an entity, does not have any officers or directors. The General Partner of the Partnership is P.I. Associates. P.I. Associates is a Michigan limited partnership, and its sole general partner is Paul M. Zlotoff.


     Paul M. Zlotoff, 46, is and has been an individual general partner of P.I. Associates since its inception in May, 1985. Mr. Zlotoff became the Chairman and Chief Executive Officer of Uniprop, Inc. in May, 1986 and has been its President since 1979. He is also an individual general partner of Genesis Associates, the general partner of Uniprop Manufactured Housing Communities Income Fund II, a limited partnership which owns and operates nine manufactured home communities. Mr. Zlotoff currently acts, and in the past has acted, as the general partner for various other limited partnerships owning manufactured home communities and some commercial properties.


                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The following discussion describes all of the types of compensation, fees or other distributions paid by the Partnership or others to the General Partner or its affiliates from the operations of the Partnership during the last fiscal year, as well as certain of such items which may be payable during the 1996 fiscal year. Certain of the following arrangements for compensation and fees were not determined by arm's length negotiations between the General Partner, its affiliates and the Partnership.


     The successors to the Sellers may be entitled to a Contingent Purchase Price payable by the Partnership with respect to each property, when and if the properties are sold. All of the successors to the Sellers are partners of the General Partner, and Paul M. Zlotoff has an interest in some of the successors to the Sellers. The maximum amounts which could be payable to the sellers with respect to each property are as follows: Aztec Estates, $1,374,323; Kings Manor, $529,724; Park of the Four Seasons, $1,113,594; and Old Dutch Farms, $452,359. Each successor to a Seller will become entitled to any unpaid Contingent Purchase Price upon the sale, financing or other disposition of one or more properties, but only after the receipt by each Limited Partner of certain distributions, including the return of his or her cash contribution to the

Partnership. The actual amounts to be received, if any, will depend upon the results of the Partnership's operations and the amounts received upon a sale, financing or other disposition of the Partnership's properties and are not determinable at this time. However, under the terms of Proposal No. 1, $1,500,000 of the Contingent Purchase Price will be paid as a result of the Financing.

     The Partnership has paid and will pay an Incentive Management Interest to the General Partner as compensation for performing ongoing services in connection with the overall management of the Partnership including determining distributions, negotiating agreements, selling or financing properties, preparing records and reports, and performing other ongoing Partnership responsibilities. This Incentive Management Interest could be up to 20% of the Partnership's net cash from operations (which is equal to cash revenues less cash operating expenses and specified reserves) in any taxable year plus up to 20% of any sale or financing proceeds remaining after each Limited Partner has received certain distributions, including the return of his or her cash contribution to the Partnership, and the successors to the Sellers of the properties have received the Contingent Purchase Price. However, under the Partnership Agreement in each taxable year the General Partner may not receive any Net Cash from Operations unless and until the Limited Partners have received certain specified distributions. None of the proposals specifically provides for the payment to the General Partner of any Incentive Management Interest; however, it is possible that some part of the $500,000 cash available for operations from the Financing would be paid to the General Partner to reduce the amount of the deferred and unpaid Incentive Management Interest. As of the date of this Proxy Statement $418,907 of the earned Incentive Management Interest has been deferred voluntarily by the General Partner without interest. During the last fiscal year, the General Partner earned an Incentive
Management Interest of $754,603. The actual amount to be received during the 1996 fiscal year will depend upon the results of the Partnership's operations and is not determinable at this time.

     One of the proposals provides for the payment to an affiliate of the General Partner of a finance fee equal to 1% of the amount borrowed.

     Uniprop, Inc., an affiliate of the General Partner, received and will receive property management fees for each property of the Partnership managed by it. Uniprop, Inc. is primarily responsible for the day-to-day management of the properties and for the payment of the costs of operating each property out of the rental income collected. The property management fees are equal to the lesser of 5% of the annual gross receipts from the properties managed by Uniprop, Inc., or the amount which would be payable to an unaffiliated third party for comparable services. During the last fiscal year, Uniprop, Inc. received the following property management fees totaling $371,984: Aztec Estates, $149,006; Kings Manor, $67,569; Old Dutch Farms, $59,149; and Park of the Four Seasons, $96,260.

     In addition, certain employees of the Partnership are also employees of the General Partner. During the last fiscal year, these employees received $105,798 for performing on-site property management, data processing and investor relations services for the Partnership. The actual amounts to be received during the 1996 fiscal year will depend upon the results of the Partnership's operations.

                                OTHER MATTERS

     The only matters that the General Partner intends to present at the Special Meeting are set forth in this Proxy Statement, and the General Partner knows of no other matters that will be brought before the Limited Partners at the Special Meeting. However, if any other matters are properly presented at the Special Meeting, the General Partner will vote the Proxies on such matters in accordance with its best judgment.

     A representative of the Partnership's independent certified public accountants, BDO Seidman, LLP, is expected to be present at the Special Meeting to respond to appropriate questions and will have the opportunity to make a statement if so desired.

                    INFORMATION INCORPORATED BY REFERENCE


     Incorporated by reference in and accompanying this Proxy Statement is a copy of the Partnership's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (without exhibits), and the Partnership's Quarterly Report on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996, and
September 30, 1996 as filed with the Securities and Exchange Commission.
Copies of any document incorporated by reference herein and not attached hereto may be obtained without cost by any person to whom a Proxy Statement is delivered by written or oral request to Uniprop, Inc., c/o Resource/Phoenix, 2401 Kerner Boulevard, San Rafael, California 94901-5529, telephone no. (800) 541-7767. Any questions about this proxy statement or the proposals should be directed to the General Partner's Investor Relations Department at 280 Daines, Suite 300, Birmingham, Michigan 48009, telephone no. (810) 645-9220.



                                        UNIPROP MANUFACTURED HOUSING
                                        COMMUNITIES INCOME FUND


                                        By:  P.I. Associates
                                             General Partner



                                        By:  /s/ Paul M. Zlotoff

                                           ----------------------------------
                                           Paul M. Zlotoff, General Partner


Birmingham, Michigan

December 4, 1996

                                                                       EXHIBIT A

            UNIPROP MANUFACTURED HOUSING COMMUNITIES INCOME FUND


                             SECOND AMENDMENT TO

                      AGREEMENT OF LIMITED PARTNERSHIP


Agreement dated as of the ____ day of ____, 1997, by and among Uniprop Manufactured Housing Communities Income Fund, a Michigan limited partnership (the "Partnership"), P.I. Associates, the General Partner of the Partnership (the "General Partner"), and those persons identified on Schedule 1 attached hereto as Limited Partners.


WHEREAS, the General Partner formed the Partnership by filing a Certificate of Limited Partnership with the Secretary of State of Michigan on May 16, 1985 and by entering into an Agreement of Limited Partnership dated as of May 16, 1985, as amended by the First Amendment to Uniprop Manufactured Housing Communities Income Fund Agreement of Limited Partnership dated May 16, 1985, executed as of March 4, 1986 (the "Agreement"), and wishes to continue the Partnership under this Second Amendment to Agreement of Limited Partnership and the provisions of the Michigan Revised Uniform Limited Partnership Act;


WHEREAS, the General Partner wishes to amend the Agreement in anticipation of causing the Partnership to enter into a Financing;

WHEREAS, the General Partner wishes to amend the Agreement to permit the Partnership to undertake the Financing notwithstanding that it may reduce the Net Cash from Operations distributed to the Limited Partners in the year in which the Financing occurs below $3,000,000;

WHEREAS, the General Partner wishes to amend the Agreement to authorize the Partnership to pay to the General Partner, on an ongoing basis, a Partnership management distribution;

WHEREAS, the General Partner wishes to amend the Agreement to authorize the Partnership to pay a fee out of the net proceeds of the Financing to an affiliate of the General Partner for its services in arranging the Financing; and

WHEREAS, the General Partner may, pursuant to Section 17.b of the Agreement, amend the Agreement with the consent of Limited Partners holding more than 50% of the then-outstanding Units;

     NOW THEREFORE, the parties hereto agree as follows:

     1. The definition of the term "Gain From Sale" in Section 1 of the Agreement is hereby amended and restated as follows:

           "Gain From Sale" means any net income or gain of the Partnership for Federal income tax purposes resulting from a Capital Transaction, determined without regard to allocations required by Section 10.a.(v) or 10.a.(vii).

     2. The definition of the term "Loss From Sale" in Section 1 of the Agreement is hereby amended and restated as follows:

         "Loss From Sale" means any net loss of the Partnership for Federal income tax purposes resulting from a Capital Transaction, determined without regard to allocations required by Section 10.a.(v) or 10.a.(vii).

     3. The definition of the terms "Net Income" and "Net Loss" in Section 1 of the Agreement is hereby amended and restated as follows:

           "Net Income" or "Net Loss" means the net income or net loss, determined without regard to depreciation (including cost recovery allowances), allocations required by Section 10.a.(v) or 10.a.(vii), Gain From Sale or Loss From Sale, for each taxable year as determined for Federal income tax purposes.

     4. The definition of the term "Partnership Management Distribution" is hereby added to Section 1 of the Agreement to read as follows:

           "Partnership Management Distribution" means the distribution described in Section 12.f.(vii).

     5. The definition of the term "Regulations" is hereby added to Section 1 of the Agreement to read as follows:

           "Regulations" means the income tax regulations promulgated under the Code and any successor provisions.

     6. Section 10. a. (v) of the Agreement is hereby amended and restated as follows:

           (v) Notwithstanding anything to the contrary in this Section 10, other than Section 10. a. (vii), any income from depreciation recapture under Section 1245 or 1250 of the Code attributable to depreciation (including cost recovery allowances) as of the date of this Amendment shall be allocated to the Class A Limited Partners and General Partner in proportion to and in the amount of any deductions giving rise to such recapture, provided, however, that to the extent a Partner has received a distribution from the proceeds of a nonrecourse liability under Section 10.b.(iv) hereof that would otherwise be charged back under Section 10.a.(vii)(d), such recapture income shall be treated as if it were also a minimum gain chargeback allocation under Section 10.a.(vii)(d) hereof.


     7. Section 10. a. (vii) is hereby amended and restated to read as follows:


           (vii)  Notwithstanding anything to the contrary in the Agreement:

                 (a) The Partnership shall not allocate Net Loss to the Partners to the extent such allocation would violate the alternate test for economic effect under Section 1.704-1(b)(2)(ii)(d) of the Regulations;

                 (b) The Partnership shall make all qualified income offset allocations required by Section 1.704-1(b)(2)(ii)(d) of the Regulations;

                 (c) The Partnership shall make all nonrecourse deduction allocations (as defined in Regulations Section 1.704-2(c)), 20% to the General Partner and 80% to the Limited Partners in proportion to the Units held by each Limited Partner;

                 (d) The Partnership shall make the minimum gain chargeback allocations required by Regulations Section 1.704-2(f)(1); provided, however, that to the extent such allocation is caused by a repayment of all or a portion of a nonrecourse financing of the Partnership and would reduce the negative Capital Account of a Partner below the negative Capital Account of the Partner as of the end of the Partnership taxable year in which the distribution of such nonrecourse financing occurs, such allocation shall be treated as if it were also recapture income allocated under Section 10.a.(v) hereof;

                 (e) The Partnership shall take the allocations required by this Section 10.a.(vii) (other than Section 10.a.(vii)(g)) into account when making future allocations so that the net amount of such allocations to a Partner shall be equal to the net amount that would have been allocated to such Partner if the allocations pursuant to this Section 10.a.(vii) (other than Section 10.a.(vii)(g)) had not occurred; and

                 (f)  The Partnership shall otherwise comply with Regulations
           Section 1.704-1(b) and -2.

                 (g) Notwithstanding anything to the contrary in this Agreement, any payment of the Partnership Management Distribution shall be treated as an additional distribution to the General Partner in excess of the aggregate distributions to which the General Partner would otherwise have been entitled under Section 10.b. hereof if the Partnership Management Distribution were not made to it, and, after giving effect to all of the special allocations under this Section 10.a(vii) (except Section 10.a.(vii)(e) and this Section 10.a(vii)(g)), income shall first be allocated to the General Partner and then gain shall be specially allocated to the General Partner until the cumulative income and gain allocated to the General Partner pursuant to this Section 10.a(vii)(g) for the current and all prior fiscal years of the Partnership equals the cumulative Partnership Management Distribution paid to the General Partner for the current and all prior fiscal years of the Partnership. In the event that such Partnership Management Distribution or Incentive Management Interest or any other distribution is recharacterized as a payment under Code
           Section 707(a) or a guaranteed payment under Code Section 707(c), any income, gain, loss or deduction realized as a direct or indirect result of the recharacterization of the distribution as such a payment or guaranteed payment for tax purposes shall be allocated among the Partners so that (after effecting appropriate adjustments to the Capital Accounts of the Partners to reflect the tax treatment of the recharacterization) the aggregate amount (including any distributions recharacterized as payments for tax purposes and any amounts received upon liquidation of the Partnership) that each Partner is entitled to receive from the Partnership over the life thereof (and each accounting period thereof) is equal to the aggregate amount that each such Partner would have been entitled to receive had the recharacterization not occurred. In addition, to the extent possible without contravening the previous sentence, such income, gain, loss or deduction shall be allocated in a manner that puts each Partner, as soon as possible, in the same after-tax position as they would have been in had the recharacterization not occurred.

     8. Section 10. a. (viii) is hereby added to the Agreement to read as follows:

                 (viii) Solely for purposes of determining a Partner's proportionate share of the "excess nonrecourse liabilities" of the Partnership within the meaning of Regulations Section 1.752-3(a)(3), the Partners' interests in Partnership profits are as follows: 20% to the General Partner and 80% to the Limited Partners in proportion to the number of Units held by each Limited Partner.

     9. Section 10. b. (iv) is hereby added to the Agreement to read as follows:

                 (iv) To the extent permitted by Regulations Section 1.704-2(h)(3), the General Partner shall endeavor to treat distributions of the Sale or Financing Proceeds attributable to any financing or indebtedness of the Partnership as having been made from the proceeds of a nonrecourse liability (as such term is defined in Regulations Section 1.704-2(b)(3)) only to the extent that such distributions would cause or increase a deficit in the Capital Account of any Partner that exceeds the amount such Partner is otherwise obligated to restore (within the meaning of

           Regulations Section 1.704-1(b)(2)(ii)(c)) as of the end of the Partnership taxable year in which the distribution occurs.

     10.  Section 12. d. (xvii) of the Agreement is hereby removed.

     11. Section 12. f. (vii) and (viii) are hereby added to the Agreement to read as follows:

                (vii) Agree to pay to the General Partner a quarterly Partnership Management Distribution equal to one-fourth of 1% of the most recent appraised value of the properties held by the Partnership, payable in arrears 45 days after the end of each fiscal quarter. The Partnership Management Distribution shall commence on the date of the closing of a Financing which results in a complete return to the Limited Partners of their Adjusted Capital Contributions ( a "Major Financing") and shall be pro rated for the balance of the quarter in which such a Major Financing occurs. In the event of termination of the Partnership other than at the end of a quarter, the Partnership Management Distribution shall be pro rated for the partial quarter and paid on the date of termination.

                The General Partner will calculate Net Cash From
         Operations with respect to each fiscal quarter by applying the definition of Net Cash From Operations in Section 1 as if "taxable quarter" were substituted for "taxable year." The Partnership Management Distribution will be payable only if and to the extent that there is sufficient Net Cash From Operations in the quarter with respect to which the Partnership Management Distribution is proposed to be paid and only if and to the extent that the Partnership has sufficient cash to pay the Partnership Management Distribution at the time it is due and any portion of the Partnership Management Distribution that cannot be paid as a result of the limitations in this sentence will not be payable at any future time.

                (viii) Agree to pay to an Affiliate of the General Partner a finance fee equal to 1% of the amount of any Major Financing. The finance fee shall be payable in full at the closing of such a Major Financing.

     12. Except as otherwise provided herein, the parties hereto confirm the Agreement in its entirety.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered thus Second Amendment to Agreement of Limited Partnership as of the date first specified above.



GENERAL PARTNER

P.I. ASSOCIATES LIMITED PARTNERSHIP




By:

    ----------------------------------
    Paul M. Zlotoff, General Partner






LIMITED PARTNERS

Each of the Limited Partners named in Schedule 1 hereto,


By:  P.I. ASSOCIATES LIMITED PARTNERSHIP, their attorney-in-fact



By:

    ----------------------------------
    Paul M. Zlotoff, General Partner

                                                                       EXHIBIT B

                       MANUFACTURED HOUSING SERVICES INC.
                     3 WORLD FINANCIAL CENTER - 29TH FLOOR
                              NEW YORK, NY  10285




                                                             November 26, 1996




Uniprop Manufactured Housing
     Communities Income Fund (the "Partnership")
P.I. Associates (the "General Partner")

      RE: CONSULTING AGREEMENT, DATED AS OF FEBRUARY 10, 1986 (THE "CONSULTING AGREEMENT"), AMONG THE PARTNERSHIP, THE GENERAL PARTNER AND MANUFACTURED HOUSING SERVICES INC. (THE "CONSULTANT")

Ladies and Gentlemen:


     Pursuant to the Consulting Agreement, the General Partner has requested that the Consultant provide its written recommendation as to, among other matters, a proposed financing (the "Proposed Financing") pursuant to which the Partnership would borrow between $33,000,000 and $34,000,000 and secure such borrowing with mortgages on its properties.



     The Consultant's review and recommendation relates solely to the Proposed Transactions (as defined below). The Consultant was not engaged to consider or solicit alternate transactions, and did not consider or solicit alternate transactions. The Consulting Agreement does not confer upon the Consultant the power to negotiate specific terms of any proposal advanced by the General Partner.


     The terms of the Proposed Financing, as well as the terms of certain related transactions, are more particularly described in the Proxy Statement (defined below) of the Partnership to which this letter is annexed as an Exhibit. The Proxy Statement also describes certain amendments to the Partnership's agreement of partnership (collectively, the "Proposed Amendments") that are being proposed by the General Partner in order to implement the Proposed Financing and related transactions. The Proxy Statement should be carefully reviewed in its entirety for a more complete description of the matters contemplated thereby.


     According to the Proxy Statement, the net proceeds of the Proposed Financing would generally be used (a) first, to increase the Partnership's cash balances in the amount of $1,000,000 (including the establishment of a $500,000 long-term reserve), as more fully described in the Proxy Statement (the "Proposed Reserve"); (b) next, to distribute $30,000,000 to the limited partners ("Limited Partners") of the Partnership (in return of the aggregate amount of their original capital contribution to the Partnership); and (c) then, to pay $1,500,000 to certain affiliates of the General Partner (in partial payment of the Contingent Purchase Price more fully described in the Proxy Statement).


     The Consulting Agreement requires that the Partnership obtain the recommendation of the Consultant with respect to the Proposed Financing, the Proposed Amendments and the Proposed Reserve (collectively, the "Proposed Transactions"). In addition, the Proposed Amendments require the approval of a majority in interest of the Limited Partners.

     In connection with the Consultant's consideration of the Proposed Transactions, the Consultant has been provided with and has reviewed copies of the following items: (i) draft of Proxy Statement, (ii) the Partnership's Form 10Q/10K Reports for 1995 and 1996, (iii) the Partnership's Quarterly Investor Letters for 1995 and 1996, (iv) the partnership agreement of the Partnership,
(v) the Partnership's Prospectus dated September 24, 1985, (vi) the Consulting Agreement, (vii) comparable real estate sales provided by the General Partner,
(viii) future cash flow projections and analysis prepared by the General Partner, (ix) detailed 1996 operating budgets, year-to-date operating statements through August, and detailed 1995 operating statements, provided by the General Partner, (x) preliminary financing terms from Belgravia Capital Corporation, Calibur Mortgage Company and Newman and Associates, Inc., (xi) internally prepared schedules provided by the General Partner, (xii) Manufactured Housing Institute Report for August 1996, and (xiii) the Partnership's August 6, 1993 Proxy Statement.


     In addition, the Consultant has conducted such reviews, analyses and inquiries as the Consultant has deemed necessary and appropriate under the circumstances in connection with the Proposed Transactions, including, without limitation, discussions with certain representatives of the General Partner. However, the Consultant takes no responsibility for the structure of the Proposed Transactions or any of the terms thereof including, without limitation, legal matters related thereto, and the Consultant understands that you have relied upon counsel to the Partnership as to all legal matters.

     With your consent, the Consultant has not independently verified the accuracy or completeness of the information supplied to the Consultant with respect to the Proposed Transactions and does not assume any responsibility with respect thereto. The Consultant's views as expressed herein are necessarily based on the business, economic, market and other conditions as they exist and can be evaluated by the Consultant at the date of this letter. The Consultant has not performed or obtained an independent evaluation or appraisal of the Partnership's assets.

     This letter should not be construed as investment or tax advice to any of the Limited Partners of the Partnership. The Consultant understands that the Partnership and the Limited Partners will seek their own investment and tax advice regarding their vote on the Proposed Amendments and the Proposed Transactions, and the distributions and allocations resulting therefrom.


     We alert you to the fact that an affiliate of the Consultant is the holder of five percent (5%) limited partner interest in P.I. Associates, the general partner of the Partnership, and, accordingly, may indirectly benefit from the transactions described in the Proxy Statement (including, without limitation, from the proposed Partnership Management Distribution that is more particularly described in the Proxy Statement).



     Based upon and subject to the assumptions and limitations set forth herein, the Consultant affirmatively recommends for the Proposed Transactions.

     This letter is furnished to you solely in connection with the Consulting Agreement and is not to be used, circulated, quoted or otherwise referred to for any other purpose without the prior express written consent of the Consultant.

                                        Very truly yours,

                                        MANUFACTURED HOUSING SERVICES INC.



                                        By:  /s/ Paul Abbott

                                           -------------------------------

                                        Its: President

                                                                   EXHIBIT C

UNAUDITED PRO FORMA FINANCIAL INFORMATION



The following pro forma balance sheet as of September 30, 1996 and pro forma statements of income for the nine months then ended, and for the year ended December 31, 1995, have been prepared to reflect the Proposed Financing and the related adjustments described in the accompanying notes. The pro forma information is based on the historical financial statements of Uniprop Manufactured Housing Communities Income Fund and should be read in conjunction with the notes thereto. The pro forma statements of income were prepared as if the Proposed Financing had occurred on January 1, 1995. The pro forma financial information is unaudited and not necessarily indicative of the results of operations which actually would have occurred if the Proposed Financing had been consummated at the beginning of 1995, nor does it purport to represent the financial position and results of operations for future periods. The pro forma balance sheet was prepared as if the Proposed Financing had occurred at September 30, 1996.

                            UNIPROP MANUFACTURED HOUSING COMMUNITIES INCOME FUND
                                                (A MICHIGAN LIMITED PARTNERSHIP)

                                                         PRO FORMA BALANCE SHEET

                                                              SEPTEMBER 30, 1996

                                                                     (UNAUDITED)


                                                             Historical         Adjustments          Pro Forma
--------------------------------------------------------------------------------------------------------------
ASSETS
Net property and equipment                                $  20,142,945       $   1,500,000  (B)  $ 21,642,945
Cash and equivalents                                            459,235           1,000,000  (B)     1,459,235
Unamortized financing costs                                           -           1,000,000  (A)     1,000,000
Other assets                                                    656,524                   -            656,524
--------------------------------------------------------------------------------------------------------------
                                                          $  21,258,704       $   3,500,000       $ 24,758,704
==============================================================================================================

LIABILITIES AND PARTNERS' EQUITY

Line-of-credit                                            $     387,800       $           -       $    387,800
Mortgage loan payable                                                 -          33,500,000  (A)    33,500,000
Accounts payable                                                 96,042                   -             96,042
Other liabilities                                               867,998                   -            867,998
--------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                             1,351,840          33,500,000         34,851,840
--------------------------------------------------------------------------------------------------------------

PARTNERS' EQUITY
  Class A limited partners                                   11,607,774         (20,230,000) (B)    (8,628,226)
  Class B limited partners                                    8,874,775          (9,770,000) (B)      (895,225)
  General partner                                              (569,685)                  -           (569,685)
--------------------------------------------------------------------------------------------------------------
TOTAL PARTNERS' EQUITY                                       19,906,864         (30,000,000)       (10,093,136)
--------------------------------------------------------------------------------------------------------------
                                                          $  21,258,704       $   3,500,000       $ 24,758,704
==============================================================================================================
NOTES:

(A)  PROCEEDS FROM THE PROPOSED FINANCING

     Loan amount                                                                                  $ 33,500,000
     Less financing costs                                                                           (1,000,000)
--------------------------------------------------------------------------------------------------------------
     NET PROCEEDS                                                                                 $ 32,500,000
==============================================================================================================

(B)  DISTRIBUTION AND REINVESTMENT OF PROCEEDS

     DISTRIBUTION TO LIMITED PARTNERS
       Class A                                                                                    $ 20,230,000
       Class B                                                                                       9,770,000
     Payment of contingent purchase price                                                            1,500,000
     Cash reserve                                                                                    1,000,000
--------------------------------------------------------------------------------------------------------------
     NET PROCEEDS DISTRIBUTED AND REINVESTED                                                      $ 32,500,000
==============================================================================================================

                            UNIPROP MANUFACTURED HOUSING COMMUNITIES INCOME FUND
                                                (A MICHIGAN LIMITED PARTNERSHIP)

                                                   PRO FORMA STATEMENT OF INCOME

                                            NINE MONTHS ENDED SEPTEMBER 30, 1996

                                                                     (UNAUDITED)


                                                             Historical         Adjustments          Pro Forma
----------------------------------------------------------------------------------------------------------------
INCOME
  Rental                                                   $  5,597,288       $           -        $  5,597,288
  Interest and other                                            204,541              39,375 (A)         243,916
---------------------------------------------------------------------------------------------------------------
                                                              5,801,829              39,375           5,841,204
---------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
  Property operations and administrative                      2,329,313             385,500 (B)       2,714,813
  Depreciation and amortization                                 587,870              81,250 (C)         669,120
  Property taxes                                                613,382                   -             613,382
  Interest                                                            -           2,113,754 (D)       2,113,754
- -------------------------------------------------------------------------------------------------------------
                                                              3,530,565           2,580,504           6,111,069
- -------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                          $  2,271,264       $  (2,541,129)       $   (269,865)
===============================================================================================================

INCOME (LOSS) PER LIMITED PARTNERSHIP UNIT
  Class A                                                  $         52                            $        (16)
  Class B                                                  $         75                            $         11

DISTRIBUTIONS PER LIMITED PARTNERSHIP UNIT
  Class A                                                  $         75                            $         11
  Class B                                                  $         75                            $         11

BOOK VALUE PER LIMITED PARTNERSHIP UNIT
  Class A                                                  $        573                            $       (435)
  Class B                                                  $        908                            $        (92)

NUMBER OF LIMITED PARTNERSHIP UNITS OUTSTANDING
  Class A                                                        20,230                                  20,230
  Class B                                                         9,770                                   9,770

NET INCOME (LOSS) ALLOCABLE TO GENERAL PARTNER             $    483,889                            $    (53,973)
DISTRIBUTIONS ALLOCABLE TO GENERAL PARTNER                 $    450,000                            $     79,851
BOOK VALUE ALLOCABLE TO GENERAL PARTNER                    $   (569,685)                           $   (933,241)
===============================================================================================================



NOTES:

(A) Increase results from assumed interest earnings related to the cash reserve (5%).
(B) Partnership Management Distribution is calculated at 1% of the 1996 appraised value of the properties.

(C) Increase is due to the depreciation on the additional $1.5 million property and equipment ($56,250) and the amortization of financing costs which are amortized over a 30-year period using the straight-line method ($25,000).

(D) Represents interest costs associated with debt issued under Proposed Financing, assuming an interest rate of 8.50% and a 30-year repayment period.

                            UNIPROP MANUFACTURED HOUSING COMMUNITIES INCOME FUND
                                                (A MICHIGAN LIMITED PARTNERSHIP)

                                                   PRO FORMA STATEMENT OF INCOME
                                                    YEAR ENDED DECEMBER 31, 1995
                                                                     (UNAUDITED)


                                                             Historical         Adjustments          Pro Forma
---------------------------------------------------------------------------------------------------------------
INCOME
  Rental                                                   $  7,183,229        $          -         $ 7,183,229
  Interest and other                                            318,992              50,000 (A)         368,992
---------------------------------------------------------------------------------------------------------------
                                                              7,502,221              50,000           7,552,221
---------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
  Property operations and administrative                      2,917,844             504,000 (B)       3,421,844
  Depreciation and amortization                                 783,827             108,333 (C)         892,160
  Property taxes                                                811,360                   -             811,360
  Interest                                                            -           2,837,785 (D)       2,837,785
---------------------------------------------------------------------------------------------------------------
                                                              4,513,031           3,450,118           7,963,149
---------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                          $  2,989,190        $ (3,400,118)        $  (410,928)
===============================================================================================================

INCOME (LOSS) PER LIMITED PARTNERSHIP UNIT
  Class A                                                  $         69                             $       (22)
  Class B                                                  $        100                             $        13

DISTRIBUTIONS PER LIMITED PARTNERSHIP UNIT
  (includes distributions from Proposed
  Financing)
   Class A                                                 $        100                             $     1,013
   Class B                                                 $        100                             $     1,013

BOOK VALUE PER LIMITED PARTNERSHIP UNIT
  Class A                                                  $        596                             $      (408)
  Class B                                                  $        908                             $       (92)

NUMBER OF LIMITED PARTNERSHIP UNITS OUTSTANDING
  Class A                                                        20,230                                  20,230
  Class B                                                         9,770                                   9,770

NET INCOME (LOSS) ALLOCABLE TO GENERAL PARTNER             $    612,411                             $   (82,186)
DISTRIBUTIONS ALLOCABLE TO GENERAL PARTNER                 $    595,000                             $    96,246
BOOK VALUE ALLOCABLE TO GENERAL PARTNER                    $   (603,574)                            $  (799,417)
===============================================================================================================



NOTES:

(A) Increase results from assumed interest earnings related to the cash reserve (5%).
(B) Partnership Management Distribution is calculated at 1% of the 1995 appraised value of the properties.
(C) Increase is due to the depreciation on the additional $1.5 million property and equipment ($75,000) and the amortization of financing costs which are amortized over a 30-year period using the straight-line method ($33,333).
(D) Represents interest costs associated with debt issued under Proposed Financing, assuming an interest rate of 8.50% and a 30-year repayment period.

                                REVOCABLE PROXY
              UNIPROP MANUFACTURED HOUSING COMMUNITIES INCOME FUND

                   ------------------------------------------
                      SPECIAL MEETING OF LIMITED PARTNERS

                                JANUARY 23, 1997

                   ------------------------------------------



     The undersigned hereby appoints PI Associates (the "General Partner"), the general partner of Uniprop Manufactured Housing Communities Income Fund (the "Partnership"), with full powers of substitution to act as attorney and proxy for the undersigned, to vote all units of limited partnership interest of the Partnership which the undersigned is entitled to vote upon the following matters as described in the Proxy Statement at the Special Meeting of Limited Partners ("Special Meeting"), to be held at the office of the Partnership, 280 Daines, Birmingham, Michigan 48009, on January 23, 1997, at 10:00 a.m., and at any and all adjournments thereof, as follows:




                                        FOR     AGAINST         ABSTAIN
                                        ---     -------         -------

The approval of each of the
following proposals and any
amendments to the Partnership's
Agreement of Limited Partnership,
(as previously amended, the
"Partnership Agreement") necessary
to effect them:

To authorize the Partnership to         / /     / /             / /
borrow between $33,000,000 and
$34,000,000 and to secure the
borrowing with mortgages on its
properties (the "Financing"), to
distribute $30,000,000 of the net
proceeds of the Financing to the
limited partners ($1,000 per unit
of limited partnership interest)
and approximately $1,500,000
collectively to certain partners
of the General Partner in partial
payment of the Contingent Purchase
Price described in the Prospectus of
the Partnership dated September 24,
1985, and to make various
changes to the Partnership
Agreement to accommodate the
Financing.

To amend the Partnership Agreement      / /     / /             / /
to permit the Partnership to
undertake the Financing
notwithstanding that it may
reduce Net Cash from Operations
(as defined in the Partnership
Agreement) distributed to the
Limited Partners in the year in
which the Financing occurs below
$3,000,000.


To pay a quarterly distribution         / /     / /             / /
to the General Partner equal to
one-fourth of 1% of the appraised
value of the properties held by
the Partnership, as determined
from time to time.



To pay a fee from the net               / /     / /             / /
proceeds of the Financing equal
to 1% of the gross proceeds of
the Financing to an affiliate of
the General Partner for its
services in arranging the
Financing.


THE GENERAL PARTNER RECOMMENDS A VOTE "FOR" EACH PROPOSAL. THE EFFECTIVENESS OF EACH PROPOSAL IS CONDITIONED ON THE APPROVAL OF ALL OF THE OTHER PROPOSALS. ACCORDINGLY, A VOTE AGAINST ONE PROPOSAL WILL HAVE THE EFFECT OF A VOTE AGAINST ALL OF THE PROPOSALS AS A GROUP.

                THIS PROXY IS SOLICITED BY THE GENERAL PARTNER.

________________________________________________________________________________

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED,
THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING OR ANY ADJOURNMENT THEREOF, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE GENERAL PARTNER KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.
THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXY HOLDER TO VOTE
WITH RESPECT TO MATTERS INCIDENT TO THE CONDUCT OF THE SPECIAL MEETING.
________________________________________________________________________________

     Should the undersigned be present and elect to vote at the Special Meeting or at any adjournment thereof and after notification to the General Partner at the Special Meeting of the undersigned's decision to terminate this proxy, the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.


     The undersigned acknowledges receipt from the General Partner prior to the execution of this Proxy of a Notice of the Special Meeting and a Proxy Statement dated December 4, 1996.


Dated:____________,


______________________________________  _____________________________________
SIGNATURE OF LIMITED PARTNER            PRINT NAME OF LIMITED PARTNER


______________________________________  _____________________________________
SIGNATURE OF LIMITED PARTNER            PRINT NAME OF LIMITED PARTNER

Please sign exactly as your name appears below. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If units are held jointly, each holder should sign.

________________________________________________________________________________
PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
________________________________________________________________________________